UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

MED-X, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10472

Nevada	46-5473113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8236 Remmet Avenue Canoga Park, California	91304
(Address of principal executive offices)	(Zip Code)

(818) 349-2870

Registrant’s telephone number, including area code

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

PART II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K contains “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could,” “should,” “will,” or similar expressions, or by discussions of strategy, plans, objectives, or future events or performance.

These forward-looking statements include, but are not limited to, statements regarding our business strategy, future operations, financial condition, results of operations, growth prospects, and plans and objectives of management. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause our actual results, performance, or achievements, or industry results, to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based on our current expectations, estimates, assumptions, and projections about our business and the industry in which we operate, as well as our beliefs and assumptions. These statements involve significant risks and uncertainties that are difficult to predict and, in many cases, are beyond our control. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to:

•	our ability to execute our business strategy and achieve anticipated growth;
•	our ability to generate revenue, achieve or maintain profitability, and manage operating expenses;
•	our ability to obtain additional financing or maintain sufficient liquidity to support our operations;
•	risks related to customer demand, market acceptance of our products and services, and competitive pressures;
•	our dependence on key personnel and our ability to attract and retain qualified employees;
•	operational risks, including those related to supply chain, technology systems, cybersecurity, and service delivery;
•	changes in general economic, industry, and market conditions;
•	changes in applicable laws, regulations, or governmental policies affecting our business; and
•	risks related to capital markets conditions and our ability to access funding on acceptable terms.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and cause actual results to differ materially from those expressed in the forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements in this Annual Report speak only as of the date of this report, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances, or otherwise.

For a discussion of additional factors that could cause actual results to differ materially from those expressed in forward-looking statements, please refer to the section entitled “Risk Factors” in our filings with the Securities and Exchange Commission, including our Offering Circular on Form 1-A filed on June 3, 2025, and any subsequent reports filed by the Company. There have been no material changes to our previously disclosed risk factors.

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Item 1. BUSINESS

Overview

Med-X, Inc. (the “Company,” “Med-X,” “we,” “our,” or “us”) is a Nevada corporation formed in February 2014 that develops, markets, and distributes a portfolio of consumer and commercial products derived primarily from plant-based or naturally occurring ingredients. Our products are designed to serve as alternatives to certain synthetic chemical-based products across pest control, wellness, and related consumer and commercial applications.

Our principal product lines consist of Nature-Cide®, Thermal-Aid®, and Malibu Brands. Nature-Cide® products are botanical-based pest control solutions intended for residential, commercial, industrial, and agricultural use. Thermal-Aid® products are heating and cooling products designed for general comfort and wellness use for humans and animals. Malibu Brands consists of consumer-oriented topical and wellness products and currently represents a limited portion of our overall operations.

On April 16, 2018, we completed a merger with Pacific Shore Holdings, Inc. (“Pacific Shore”), pursuant to which Pacific Shore became a majority-owned subsidiary of the Company. In connection with the merger, Matthew Mills, the Company’s Chairman and Chief Executive Officer, and Pacific Shore tendered for cancellation a substantial number of shares of Med-X common stock to minimize dilution to existing stockholders. Concurrently, the Company issued to Mr. Mills shares of Series A Preferred Stock that carry significant voting rights but limited economic rights. As a result, Mr. Mills retained majority voting control of the Company following the merger and continues to exercise control through these voting rights.

Pacific Shore, through its operating entities, conducts substantially all of our product development, manufacturing coordination, licensing, regulatory compliance, and distribution activities. The transaction integrated an operating platform that had previously developed and commercialized the Nature-Cide® and Thermal-Aid® product lines, along with related intellectual property and distributor relationships, into the Company.

We generate revenue primarily through the sale of our products through a combination of direct-to-consumer e-commerce platforms, Company-operated websites, and third-party distributors serving professional, retail, and commercial customers. Our distribution network includes both domestic and international channels, and our products are sold through a combination of online marketplaces and established distributor relationships. Currently the Company's significant revenue is generated through Nature-Cide® and Thermal-Aid®. Malibu Brands has been growing since its launch in the second half of 2021, but accounts for an insignificant amount of total revenues. For the year ended December 31, 2025, we generated total revenues of approximately $1.99 million, compared to approximately $1.73 million for the year ended December 31, 2024. During 2025, Nature-Cide® accounted for approximately 49.4% of our revenue, Thermal-Aid® accounted for approximately 50.1% of our revenue, and Malibu Brands accounted for 0.5% of our revenue.

In addition to our product operations, we operate the MJT Network®, a digital media platform that publishes cannabis- and hemp-related content across web and mobile channels. The MJT Network generates revenue primarily through advertising and digital engagement and is intended to support brand visibility and content distribution; however, it is not currently a material contributor to our revenue.

Our business strategy is focused on expanding distribution of our existing product lines, increasing direct-to-consumer and e-commerce sales, continuing product development and formulation enhancements, and leveraging our existing distributor relationships to access additional domestic and international markets. We may also evaluate strategic opportunities, including acquisitions or partnerships, that align with our business model, although we do not currently have any definitive agreements in place with respect to such opportunities.

Business of Pacific Shore

Pacific Shore Holdings, Inc. (“Pacific Shore”) is a Delaware corporation which, through its 99% owned subsidiary, Pacific Shore Holdings, Inc., a California corporation (“PSH-CA”), serves as the Company’s primary operating platform. Pacific Shore is responsible for substantially all of the Company’s core business activities, including product development, formulation, regulatory compliance, manufacturing coordination, licensing, distribution management, and commercialization of the Company’s principal product lines, including Nature-Cide®, Malibu Brands, and Thermal-Aid®.

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Pacific Shore developed and commercialized the Company’s flagship Nature-Cide® product line, a botanical-based pest control platform designed for use across professional, commercial, and consumer markets. These products have been tested in multiple regions across the United States and in international markets by pest control operators, hospitality providers, and agricultural users. Testing conducted by the Company and third-party laboratories indicates that Nature-Cide® products are effective in killing or deterring a broad range of pests, including insects such as bed bugs, ants, fleas, ticks, cockroaches, crickets, and stink bugs, as well as deterring certain birds, rodents, and reptiles.

Nature-Cide® has been developed into a multi-format product line, including ready-to-use consumer products, commercial concentrates, granular formulations, and dust applications, designed to support a range of application methods across structural pest control, agricultural use, and commercial environments.

In addition to product commercialization, Pacific Shore operates a licensed pest management services division utilizing Nature-Cide® products. The Company holds the necessary applicator and business licenses to provide pest control services in California for agricultural, residential, and commercial applications. This division provides both a service-based revenue stream and a platform for ongoing field validation and refinement of Nature-Cide® formulations in real-world environments.

Pacific Shore manages the Company’s distributor relationships and commercial channel strategy. Nature-Cide® products are distributed through national and international pest control and industrial distributors, including Target Specialty Products (“TSP”), Veseris (“VES”), ENX, Pest Control Supplies (“PCS”), and Forshaw (“FOR”), which collectively provide access to a broad customer base across pest control, agriculture, hospitality, transportation, and other commercial markets. These relationships are generally demand-driven and are based on product performance, customer adoption, and ongoing commercial engagement rather than long-term contractual purchase commitments.

Pacific Shore also commercializes and supports the continued development of the Thermal-Aid® product line, which consists of heating and cooling products for general comfort and wellness applications. The Thermal-Aid® products are based on intellectual property licensed from a third-party licensor and are marketed and distributed through e-commerce platforms, retail channels, and healthcare-focused distributors. Together with Nature-Cide®, Thermal-Aid® represents a core component of the Company’s product portfolio and revenue base.

Pacific Shore supports the Company’s broader direct-to-consumer strategy by coordinating product availability across e-commerce platforms and online marketplaces.

Pacific Shore remains central to the Company’s operations as the platform through which the Company develops, commercializes, and distributes its products.

Nature-Cide®

Nature-Cide® is the Company’s flagship product line and consists of botanical-based pest control products designed to function as insecticides, repellents, miticides, and nematicides. These formulations are comprised primarily of essential oils and plant-derived ingredients, including cedarwood oil, cinnamon oil, clove oil, cottonseed oil, citronella oil, garlic oil, peppermint oil, geranium oil, lemongrass oil, and rosemary oil.

Nature-Cide® products are designed as alternatives to certain conventional synthetic pesticide formulations and are intended for use across a broad range of applications, including professional pest control, janitorial and sanitation, hospitality and transportation, agricultural and crop protection, and residential and commercial environments.

Product Formats and Applications

Nature-Cide® products are commercialized in multiple formulations and formats designed to support both professional and consumer use. Key products within the Nature-Cide® line include:

•	Nature-Cide All-Purpose Commercial Concentrate
•	Nature-Cide Pest Management X2 Concentrate
•	Nature-Cide Granular
•	Nature-Cide Insecticidal Dust

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These products are offered in formats including concentrated liquids for dilution and commercial-scale application, ready-to-use spray products, granular formulations for soil and outdoor pest control, and dust-based formulations for targeted indoor and outdoor applications.

The product line is designed to support multiple application methods, including broadcast spraying, spot treatment, fogging, and soil or surface application, depending on the formulation and intended use. Certain formulations are designed for use by licensed pest control applicators, while others are marketed directly to consumers through retail and e-commerce channels.

Regulatory Framework

Nature-Cide® products are formulated using plant-based ingredients and are intended as alternatives to certain conventional pesticide products. Nature-Cide® products are classified as minimum risk pesticides under Section 25(b) of the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”). Products that meet the requirements of Section 25(b) are exempt from federal registration with the U.S. Environmental Protection Agency (“EPA”), provided they comply with specified criteria, and remain subject to applicable state-level regulatory requirements.

Although exempt from federal registration, Nature-Cide® products remain subject to state-level regulatory requirements, which may include product registration, labeling compliance, and reporting obligations depending on the jurisdiction. The Company has historically registered certain Nature-Cide formulations in states where registration is required and continues to monitor evolving regulatory frameworks.

Certain Nature-Cide® products have been approved for use in agricultural applications by state regulatory agencies, including in jurisdictions such as Colorado, Oregon, and Washington, supporting their use in crop protection environments subject to applicable regulations.

Intellectual Property

Nature-Cide® is supported by a combination of proprietary formulations and licensed intellectual property. The Company holds rights to U.S. Patent No. 11,147,266 B2, titled “Soil Amendment and Pest Control Composition and Method,” which was granted on October 19, 2021 and names Matthew Mills as the inventor. This patent relates to methods for incorporating botanical pest control formulations into soil for agricultural applications and supports the Company’s broader Nature-Cide platform.

In addition, the Company operates under an exclusive, royalty-free, worldwide license from Matthew Mills to commercialize the Nature-Cide® brand and related products. This license provides the Company with the right to develop, market, and distribute Nature-Cide products without royalty obligations, while the underlying intellectual property remains owned by the licensor.

Testing, Development, and Field Use

Nature-Cide® products have undergone internal and third-party testing in both laboratory and field environments. These evaluations are designed to assess product performance under controlled and operational conditions and are not intended as clinical trials or regulatory efficacy determinations.

Nature-Cide® products have been deployed in a wide range of operational environments, including:

•	institutional and commercial facilities
•	hospitality and lodging operations
•	agricultural and greenhouse environments
•	transportation systems and infrastructure
•	livestock and farm environments

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In addition, the Company has conducted testing and deployment activities with professional pest control operators and commercial users in both domestic and international markets. These activities have included testing and early-stage commercialization efforts in regions such as Asia and the Caribbean through distributor and partner networks.

The Company continues to invest in product development activities, including refinement of existing formulations and development of new products designed to expand application methods and address additional pest control use cases.

Commercialization and Distribution

Nature-Cide® products are distributed through a combination of direct-to-consumer e-commerce channels and third-party distributors serving professional, agricultural, and commercial markets.

The Company has established relationships with national and international pest control and industrial distributors, including Target Specialty Products (“TSP”), Veseris (“VES”), ENX, Pest Control Supplies (“PCS”), and Forshaw (“FOR”). These distributors provide access to a broad customer base and facilitate the sale of Nature-Cide products to pest control operators, agricultural users, and commercial customers.

Through these distribution relationships, Nature-Cide® has been positioned as a recognized product line within the pest control industry in multiple regions. Distributor relationships are generally demand-driven and based on product performance and customer adoption rather than long-term contractual purchase commitments.

Pest Management Services

The Company, through Pacific Shore, operates a pest management services division utilizing Nature-Cide® products. This division is licensed to provide pest control services in California and serves both residential and commercial customers.

The services division supports the Company’s operations by generating service-based revenue and providing a platform for field validation, testing, and refinement of Nature-Cide formulations in real-world environments.

Thermal-Aid®

Thermal-Aid® is a product line consisting of heating and cooling therapy products designed for general comfort and wellness applications for humans and animals. These products are designed to provide thermal therapy through both heat and cold application and are commonly used to assist with temporary relief of discomfort and swelling.

Thermal-Aid® products are manufactured using natural materials, including a proprietary organic filler designed to retain temperature for extended periods while minimizing moisture accumulation. The product line includes multiple configurations designed for different use cases, including general-purpose thermal packs, animal-shaped products marketed under the Thermal-Aid Zoo® brand, and products designed for targeted applications such as head and neck support.

Product Distribution and Commercialization

Thermal-Aid® products are distributed through a combination of e-commerce platforms, retail channels, and healthcare-focused distributors. Distribution channels have included national healthcare distribution networks and online marketplaces such as Amazon and Walmart.com, as well as pharmacy and specialty retail environments.

The product line has historically been made available through healthcare distribution networks, including channels associated with Cardinal Health and related distribution platforms, as well as specialty distributors serving chiropractic, physical therapy, and fitness markets. Certain Thermal-Aid® products have also been made available through regional and national retail pharmacy networks.

The Company continues to focus on expanding distribution through both direct-to-consumer and professional channels.

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Intellectual Property and Licensing

The Thermal-Aid® product line is based on a combination of licensed intellectual property and Company-developed branding and product configurations.

The Company operates under an exclusive license agreement with Dr. Hyson, d.b.a. Hyson Medical Products, pursuant to which the Company was granted rights to utilize certain patented technologies, including:

•	Device and Method for Treatment of Headache (U.S. Patent No. 5,700,238; granted December 23, 1997)
•	Medicated Wrap (U.S. Patent No. 6,313,370 B1; granted November 6, 2001)
•	Medicated Wrap (U.S. Patent No. 7,186,260; granted March 6, 2007)

These patents have since expired. The Company continues to utilize the underlying technology and case study data associated with these patents in connection with the commercialization of Thermal-Aid® and related products.

Under the terms of the Hyson license agreement, Dr. Hyson is entitled to receive a royalty equal to 5% of net sales of applicable products developed and sold by the Company. There are no milestone payments associated with this agreement. The Company retains ownership of intellectual property associated with its branded products developed under the license.  During the year ended December 31, 2025, we have paid to Dr. Hyson aggregate royalties of $26,863 (2024- $26,302) and have accrued royalties of $124 (2024 - $491) as of December 31, 2025.

In addition, the Company operates under a separate license agreement with Matthew Mills, the Company’s Chairman and Chief Executive Officer, pursuant to which the Company has been granted an exclusive, royalty-free, worldwide license to utilize certain trademarks, including “Thermal-Aid” and “Nature’s Therapeutic Source,” in connection with the marketing and sale of Thermal-Aid® products. This license does not require royalty payments and does not include milestone obligations.

Product Development and Applications

Thermal-Aid® products have been developed in multiple configurations to support a variety of consumer and commercial applications, including general wellness use, physical recovery, and targeted thermal therapy applications. The Company has utilized both internal product development efforts and licensed technologies to support the expansion of the Thermal-Aid product line.

The Company has also developed products such as the Thermal-Aid Headache Relief System, which incorporates licensed technology and has been commercialized as part of the Company’s broader product offerings.

MJT Network®

The Company operates the MJT Network®, a digital media platform focused on cannabis-related news, content, and industry developments. The platform is accessible through its website, www.marijuanatimes.org, and is designed to publish original and curated content across multiple digital channels, including web, mobile, and social media platforms.

The MJT Network® produces and distributes content in various formats, including written articles, video segments, and digital media designed to engage audiences interested in cannabis industry trends, regulatory developments, and related topics. The platform has historically included a daily news video and content distributed through social media and mobile applications.

The Company generates revenue from the MJT Network® primarily through advertising and digital media placements. Such revenues have historically been immaterial relative to the Company’s overall operations.

The MJT Network® is intended to support the Company’s broader strategic positioning within the cannabis and wellness sectors by providing a platform for audience engagement, brand visibility, and potential future commercialization opportunities. The Company may seek to expand or further monetize the platform as part of its long-term strategic initiatives; however, there can be no assurance that such efforts will result in material revenues.

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Malibu Brands

Malibu Brands are all-natural essential oil products, which also include Hemp and CBD oil products which are not eligible for sale at this time, designed for various ailments and are still in the development stage. Malibu Brands commenced sales in the second half of 2021. During 2025, Malibu Brands accounted for 0.5% of our revenue. The Company continues to develop and market certain formats of these products while other formulations remain in development.

Distribution, Customers and Suppliers

The Company generates a significant portion of its revenue through third-party distributors, particularly in connection with its Nature-Cide® product line. Nature-Cide® products are distributed through multiple pest control and industrial distributors, including Target Specialty Products (“TSP”), Veseris (“VES”), ENX, Pest Control Supplies (“PCS”), and Forshaw (“FOR”), and are deployed to a broad network of pest control operators and commercial customers across the United States. The Company has also expanded distribution into international markets through relationships with distributors and partners, including supplying products to Rentokil Initial plc in select jurisdictions, such as India, Singapore, and Hong Kong.

In addition to distributor channels, the Company sells its products through e-commerce platforms and online marketplaces, including Amazon, Walmart, and Kroger, as well as Company-operated channels. These platforms support direct-to-consumer sales and broader brand visibility.

The Company’s relationships with its distributors are generally demand-driven. The Company is established within distributor systems as a supplier, and product sales are typically made on a purchase order basis. The Company does not maintain long-term written contracts with its distributors, as such agreements are not typically required within the industry. As a result, the Company’s ability to generate revenue from these customers is dependent on continued product demand, performance, and commercial engagement.

The Company’s reliance on a limited number of distributors for a significant portion of its revenue may increase its exposure to fluctuations in demand, changes in distributor relationships, or the loss of one or more key customers, any of which could materially adversely affect the Company’s revenues and results of operations.

Customer Concentration

For the year ended December 31, 2025, the Company received approximately 31% of its total revenue from two customers, consisting of approximately 12% from Target Specialty Products and 19% from Veseris. For the year ended December 31, 2024, the Company received approximately 29% of its total revenue from two customers, consisting of approximately 16% from Target Specialty Products and 13% from Veseris.

The Company anticipates that this concentration will continue for the foreseeable future due to the structure of its distribution model. If one or more of these customers were to substantially reduce their purchases, the Company’s results of operations could be materially adversely affected.

Supplier Concentration

The Company relies on a limited number of suppliers for raw materials and production inputs, including essential oils and filling capacity. Due to the specialized nature of the Company’s formulations and production processes, the Company maintains relationships with key suppliers that support its product lines.

For the year ended December 31, 2025, two suppliers accounted for approximately 80% of total purchases, consisting of approximately 42% from Berje, Inc. and 38% from Actions & Company. For the year ended December 31, 2024, two suppliers accounted for approximately 76% of total purchases, consisting of approximately 50% from Berje, Inc. and 26% from Actions & Company.

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While the Company believes that alternative suppliers are available for certain raw materials and production services, there can be no assurance that such alternatives would be available on commercially reasonable terms or within required timeframes. Any disruption in supply from key vendors could have an adverse effect on the Company’s operations.

Recent Developments

Corporate Actions and Board changes

On April 15, 2024, the Company’s Board of Directors approved a 1-for-16 reverse stock split of its outstanding common stock, effective April 16, 2024. The reverse stock split did not change the number of authorized shares, which remains at 300,000,000.

On June 28, 2025, Dr. Morton Hyson resigned as a member of the Company’s Board of Directors, effective immediately, for personal reasons. Mr. Hyson’s resignation was not a result of any disagreements with the Company or its operations. Effective July 18, 2025, Mrs. Mary Kay Wilson was appointed to the Board to fill the vacancy.

Engagement Agreements

On March 6, 2024, the Company entered into an agreement with Dealmaker to act as the lead selling agent for the Company’s Regulation A offering (the “DealMaker Agreement”). In connection with the DealMaker Agreement, the Company agreed to pay Dealmaker an advance of $32,500 (which serves as an advance against accountable expenses and is refundable to the extent not incurred), a $10,000 monthly account management fee, and cash fees equal to 6.5% of all proceeds.

On July 26, 2024, the Company entered into an advisory agreement with Maxim Group LLC (the “Maxim Advisory Agreement”) to provide general financial advisory and investment banking services. As consideration, the Company agreed to issue Maxim shares equal to 1.5% of the total outstanding common stock, structured as follows: (i) 0.5% upon execution of the agreement, (ii) 0.5% upon filing of an S-1 and related listing documentation, and (iii) 0.5% upon listing on a national exchange. If the Company does not complete a national exchange listing, 0.5% of the shares are to be returned to the Company.

On August 29, 2025, the Company entered into an agreement with Delbrook Digital Ltd., a Canadian broker-dealer doing business as Bad Twin Capital, together with its U.S. partner, Marco Polo Securities, Inc., a registered broker-dealer and member of FINRA/SIPC. Under this agreement, the firms will act as financial advisers to the Company. The Company paid a $20,000 retainer and agreed to additional success fees and reimbursements upon the completion of qualifying transactions, as well as a 4% commission for all securities sold as part of the Bad Twin / Marco Polo Securities security sales efforts. As of the date of this filing, Bad Twin Capital has not raised any capital during this engagement.

On September 18, 2025, the Company engaged Cherry Bekaert LLP as its new independent registered public accounting firm, replacing SetApart Accountancy Corp. The Company filed a Form 1-U on September 23, 2025 reporting this change.

Sales of common stock and other share issuances

In May 2024 the Company launched a Regulation CF Crowdfunding, offering shares of common stock at $3.00 per share. During the year ended December 31, 2024, the Company issued 276,310 shares of common stock under this offering and received proceeds of $196,573, net of offering costs.

During 2025, the Company issued 285,347 shares of common stock under the Regulation CF offering and received proceeds of $532,538, net of offering costs. On April 15, 2025, the Company filed a Form C-U indicating that the Company had terminated its Regulation CF Offering as of April 4, 2025.

During the year ended December 31, 2024, the Company sold 1,177,501 shares of common stock at $1.60 per share under a private placement offering memorandum. The Company also sold 1,874,875 shares of common stock at $2.00 per share under the terms of a private placement. The Company received total proceeds of $4,494,428, net of offering costs.

During the year ended December 31, 2025, the Company sold 937,250 shares of common stock at $2.00 per share under a private placement offering memorandum. The Company also sold 1,206,328 shares of common stock at $3.00 per share under the terms of a private placement. The Company received total proceeds of $3,215,865, net of offering costs.

On May 29, 2025, the Company’s Regulation A+ offering of up to $10,000,000 (2,500,000 shares at $4.00 per share) was qualified by the U.S. Securities and Exchange Commission. During the year ended December 31, 2025, the Company issued 384,301 shares of common stock at $4.00 per share in its Tier 2 Reg A+ Offering and received proceeds of $1,423,327, net of offering costs.

Between January 1, 2026 and April 10, 2026, the Company sold 186,224 shares of common stock at $4.00 per share under its Regulation A+ offering, resulting in net proceeds of approximately $554,077, and 939,619 shares at $3.00 per share in a private placement, resulting in net proceeds of approximately $2,321,666.

On March 5, 2026, the Company issued 125,000 shares of common stock to a consultant to settle a previously accrued liability of approximately $375,000.

Business relationships, agreements and collaborations

In January 2025, the Company initiated a commercial relationship with Anasac, an agricultural solutions provider operating in Chile, Argentina, and Peru, to evaluate the use of Nature-Cide® products in agricultural applications in South America.

In May 2025, the Company established a strategic relationship with Daddy Rabbit Aviation to support potential applications of Nature-Cide® in aerial pest control, vector control, and related government and commercial applications.

In June 2025, the Company, together with its distribution partner Preserve, conducted mosquito field trials of its Nature-Cide Pest Management X2 Plus formulation in Morales, Mexico under the oversight of local vector control authorities. These trials provided operational data relating to environmental conditions, application methods, and product performance.

On July 28, 2025, the Company engaged Bonds Consulting Group, led by Dr. Jane Bonds, to support ongoing research and development activities related to vector control applications of Nature-Cide® products.

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In October 2025, the Company entered into a strategic relationship with Frontier Precision to support the integration of drone-based application technologies for pest control and agricultural use cases.

Effective October 15, 2025, Pacific Shore, together with Med-X, entered into the Second Amendment to the lease for 8236 Remmet Avenue, Canoga Park, California, extending the lease term through October 14, 2030.

In December 2025, the Company continued collaboration with public mosquito control districts and independent researchers, including Collier County, Florida, in connection with ongoing evaluation of Nature-Cide® products for potential public health applications.

2026 Stock Incentive Plan

On December 31, 2025, the Company’s Board of Directors, with stockholder approval, approved the termination of the 2016 Stock Incentive Plan and canceled all outstanding options.

On January 2, 2026, the Company adopted the 2026 Stock Incentive Plan (the “2026 Plan”), authorizing up to 10,000,000 shares for issuance. On the same date, the Board approved the grant of 1,665,000 options at $3.00 per share and 1,000,000 options at $3.30 per share.

On March 17, 2026, the Board approved the grant of an additional 900,000 fully vested options under the 2026 Plan to executive officers and an additional 700,000 options to officers.

Patents and Trademarks

Below is a list of the Company’s patents and trademarks as of April 17, 2026:

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Med-X Patent and Trademark Summary

Country	Official No.	Title	Case Status	Property Type
USA	88/218348	THE MARIJUANA TIMES IC 41	Pending	Trademark
USA	88/218390	M. THE MARIJUANA TIMES (stylized) IC 41	Pending	Trademark
USA	88/243436	MALIBU BRANDS (logo) IC 5	Pending	Trademark
USA	88/243444	MALIBU BRANDS (logo) IC 25	Pending	Trademark
Canada	2931915	SOIL BLENDS CONTAINING AN INSECTICIDE AND METHODS FOR PRODUCTION AND USE THEREOF	Published	Patent application; Anticipated expiration date May 31, 2036; Composition of matter and method patent
USA	11,147,266	SOIL BLENDS CONTAINING AN INSECTICIDE AND METHODS FOR PRODUCTION AND USE THEREOF (non-provisional)	Issued	Patent; Expiration date May 31, 2036; Composition of matter and method patent
USA	17/502228	SOIL BLENDS CONTAINING AN INSECTICIDE AND METHODS FOR PRODUCTION AND USE THEREOF (non-provisional)	Published	Patent No. 12,022,824 B2 Anticipated expiration date May 31, 2036; Composition of matter and method patent

All of the trademarks listed above are owned by the Company.

Below is a list of Pacific Shore Holdings’ patents and trademarks as of April 17, 2026:

Pacific Shore Holdings Patent and Trademark Summary

Country	Official No.	Title	Case Status	Property Type
Australia	1366146	ENERGY-X IC 3	Registered	Trademark
Australia	1366144	BURNER BALM IC 3	Registered	Trademark
Canada	1788556	NATURE-CIDE IC5 (owner: Matthew Mills)	Allowed	Trademark
China	21017818	NATURE-CIDE IC5 (owner: Matthew Mills)	Registered	Trademark
China	7911478	BURNER BALM IC 3	Registered	Trademark
China	1559469	THERMAL AID ZOO (stylized) IC 10*	Registered	Trademark
China	15519468	THERMAL AID logo IC 5 & 10*	Registered	Trademark
EU	0085884203	PERFORMANCE-X IC 3, 5 & 35	Registered	Trademark
EU	008583932	BURNER BALM IC 3, 5 & 35	Registered	Trademark
EU	008584088	ENERY-X IC 3, 5 &35	Registered	Trademark
Japan	5318604	ENERY-X IC 3	Registered	Trademark
Japan	5329859	BURNER BALM IC 3	Registered	Trademark
Korea	40-855739	ENERY-X IC 3	Registered	Trademark
Korea	40-0855633	BURNER BALM IC 3	Registered	Trademark
New Zealand	825514	BURNER BALM IC 3	Registered	Trademark
New Zealand	825515	ENERGY-X IC 3	Registered	Trademark
Thailand	756974	BURNER BALM IC 3	Registered	Trademark
USA	3753893	BURNER BALM IC 3 & 5	Registered	Trademark
USA	3777982	ENERGY-X IC 3	Registered	Trademark
USA	3628026	NATURE-CIDE IC 5 (owner: Matthew Mills)	Registered	Trademark
USA	3777984	ENERGY-X IC 5 (lip balm)	Registered	Trademark
USA	4444076	ENERGY-X IC 30	Registered	Trademark
USA	3064560	THERMAL AID IC 10 (suppl. Reg.)*	Registered	Trademark
USA	4190596	ENERGY X IC 5 (gum)*	Registered	Trademark
USA	6074312	THERMAL-AID*	Registered	Trademark
USA	7182777	THERMAL DEVICE AND METHOD	Issued	Patent; Expiration date Feb. 9, 2024; Composition of matter patent
USA	7179280	THERMAL DEVICE	Issued	Patent; Expiration date Feb. 9, 2024; Composition of matter patent

*These patents have been licensed to the Company by our Chief Executive Officer, Matthew Mills.

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Competition

The market for insecticides and related products for both business and consumer customers is highly competitive, with low barriers to entry. Existing and new competitors can easily launch products, intensifying competition. Med-X competes or may compete with large, well-resourced companies like Bayer, Ecolabs, Envincio, and Essentra, which already benefit from strong brand recognition and significant human and financial resources. The company also faces competition for readers and advertisers on its online news platform, The MJT Network®. Nature-Cide encounters intense competition from both chemical-based and all-natural pesticides, many of which have been established in the market for years, particularly in agricultural sectors like cannabis cultivation. While management believes that Med-X can compete effectively, there is no guarantee that competition will not impact the company's ability to maintain and grow its planned business operations.

Government Regulation

Med-X is subject to various federal, state, and local regulations that increase costs and potentially impact business operations. These include employment laws covering wages, safety, and working conditions; environmental laws applicable to farming; advertising regulations enforced by the Federal Trade Commission (FTC); and safety and labeling rules governed by the Food and Drug Administration (FDA).

Federal Regulations

The United States regulates cannabis primarily through the Controlled Substances Act (CSA). Marijuana, classified as a Schedule I controlled substance, is deemed to have high potential for abuse and no accepted medical use. Cannabis with THC concentrations above 0.3% is classified as marijuana, while cannabis with THC levels below 0.3% is defined as hemp. This classification conflicts with the medical and recreational use of marijuana legalized in at least 40 states and the District of Columbia, creating regulatory ambiguity. Despite these conflicts, 24 states and the District of Columbia have legalized adult-use cannabis. However, state laws remain vulnerable to legal challenges and federal enforcement under the CSA, which prohibits the possession, use, cultivation, and transfer of marijuana.

Evolving Federal Policy

In 2013, the Cole Memorandum issued by the Department of Justice (DOJ) outlined enforcement priorities for marijuana-related activities in states where it was legalized. These priorities included preventing underage sales, diversion to illegal markets, and public health issues like drugged driving. However, the Cole Memorandum was rescinded in 2018 by the Sessions Memorandum, which provided no specific marijuana enforcement guidance, leaving federal prosecutors to use their discretion.

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Cannabis remains a Schedule I controlled substance under U.S. federal law. Although certain states have legalized cannabis for medical or recreational use, federal law enforcement authorities retain the discretion to enforce federal cannabis laws, and there can be no assurance as to how such laws will be enforced in the future. .Additionally, the Company does not currently participate directly in any cannabis cultivation, distribution, or sales and would only consider such activities if federal law permits.

State Regulations

Unlike Canada, which regulates cannabis federally, marijuana laws in the U.S. vary by state. Businesses must comply with state and local licensing requirements. In California, where medicinal cannabis has been legal since 1996, cannabis is now permitted for both medicinal and recreational use. Federal enforcement remains a risk until Congress amends the CSA to address marijuana's legal status. Med-X's compliance with state laws does not eliminate the risk of federal prosecution, and the lack of uniform federal guidance continues to pose challenges for the cannabis industry.

In December 2025, statements were made regarding potential reclassification of cannabis under federal law; however, any such changes remain subject to formal regulatory processes and legal review. This scheduling update will likely witness legal challenges from anti-cannabis organizations along with the order must go through the formal rule making process. The changes would likely open up the opportunity for extensive cannabis related research as well as soften banking and finance related hurdles related to the conducting business in the cannabis industry, but does not have an effect on the Company’s business at this time.

California Cannabis Regulations and Federal Challenges

California’s Medicinal and Adult Use Cannabis Regulation and Safety Act (MAUCRSA) provides the framework for cannabis licensing, oversight, and enforcement. Regulations by the California Department of Cannabis Control cover licensing procedures, operational rules, product safety, packaging, and enforcement actions. Some cities and counties offer equity programs to support individuals impacted by historical drug laws, providing faster licensing, operational assistance, and financial aid. The cannabis industry faces significant regulatory challenges, with evolving laws at the local, state, and federal levels. Compliance requires substantial resources, and violations—or allegations of violations—could disrupt operations. Future regulatory changes could also impact federal tax policies, potentially limiting deductions for cannabis-related businesses. At the federal level, the Rohrabacher-Blumenauer Amendment restricts the Department of Justice (DOJ) from interfering with state-legal medical cannabis programs but requires annual renewal and expired in 2022. Proposed reforms, such as the CARERS Act to reclassify cannabis and the Respect State Marijuana Laws Act to protect state-compliant businesses, have not passed. This regulatory uncertainty creates operational risks for Med-X, but the company is committed to compliance with applicable state and local laws to mitigate these challenges.

Relevant California Regulations

The California Department of Cannabis Control makes regulations for cannabis businesses. These regulations specify:

•	License application procedures;
•	Rules for running a cannabis business;
•	What can and cannot be made into a cannabis product, and what ingredients can and cannot be used;
•	Packaging requirements to prevent contamination and to inform consumers about what’s inside;
•	The testing that each product must pass before it can be sold; and
•	Enforcement actions that may be taken if a business is not following the rules.

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Equity Ordinances in California

Some cities and counties in California have ordinances for equity programs to help people negatively affected by the federal” war on drugs” policies from the 1970s and create a more inclusive marketplace. Each ordinance supports equity applicants in different ways, such as:

•	Faster application processes;
•	Assistance during the licensing process;
•	Help with operating your business; and
•	Direct financial support

Laws and regulations affecting the adult-use marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state, and federal adult-use marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Blumenauer Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds DOJ. The Rohrabacher-Blumenauer Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, the Ninth Circuit Court of Appeals ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical issues. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA. These developments previously were met with a certain amount of optimism in the cannabis industry, but, as of the date of the filing of this registration statement of which this prospectus is a part, (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, and (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations Bill that must be renewed annually, has not currently been renewed beyond February 18, 2022.

Regulatory Considerations

Nature-Cide products are classified as minimum risk pesticides under EPA guidelines, exempting them from registration under the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA). While the EPA does not regulate these products, producers are responsible for ensuring compliance with minimum risk criteria. State-level regulations, however, require product label registration. Nature-Cide products are registered in 40+ states, including California, Florida, Texas, and New York. An international distribution agreement with Ensystex, Inc. has been established for Nature-Cide products. The Company is in the process of obtaining regulatory registrations and approvals required to distribute products in international markets. Several registrations have been obtained in certain jurisdictions, while others remain pending. Regulatory requirements vary by country, and the timing of approvals depends on the applicable regulatory processes. Accordingly, the Company cannot provide assurance regarding the timing of obtaining additional approvals or the commencement or expansion of sales in particular international markets.

Thermal-Aid and Malibu Brands

•	Thermal-Aid: Exempt from FDA registration as it functions as a heating and cooling pack.
•	Malibu Brands: Classified as a homeopathic cream, also not requiring FDA registration.

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MJT Network

The MJT Network serves as a media platform featuring cannabis-related industry content. It does not produce or sell products and is not subject to government regulations.

Employees

As of April 17, 2026, we had seventeen (17) full-time employees, five of whom are executive officers of Med-X. We plan to actively hire employees at such time as we have sufficient capital or financing to fund the expanded launch of its business plan.

Property

Effective October 15, 2025, Pacific Shore along with Med-X entered into the 2nd Amendment to the Lease of 8236 Remmet Avenue Canoga Park, CA 91304 in order to extend the term of the lease for an additional five years, or until October 14, 2030. The facility is approximately 30,000 square feet of which Med-X currently occupies approximately 2,500 square feet of office space. Pacific Shore leases that space from an unaffiliated landlord pursuant to a five-year commercial lease that was renewed for an additional five years in October 2025 in an arms-length transaction. The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area. We currently pay $35,926 a month for rent for this facility.

Seasonality

Our operations may be materially affected by seasonality for pest control operations and agriculture. Nature-Cide is likely to have high sales volumes during the spring and summer months when insects and pests are more likely to be present and agricultural operations are at their peak. Lower sales volumes may be experienced at other times during the year. With hopes of expansion into equatorial and southern hemisphere markets the company hopes to balance these seasonal risks more efficiently.

Credit Facilities

Pathward Bank (previous name was Crestmark Bank)

On November 27, 2012, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) and a promissory note (the “Note”) with Crestmark Bank. The maximum amount that can be borrowed under the Promissory Note is $1,500,000. The Loan Agreement establishes the collateral and required terms for establishing a factoring of Accounts Receivable. Accounts Receivable are collected 87% up-front from Crestmark Bank, 13% collected upon customer payment, and deduction of fees by Crestmark Bank are paid as a deduction against factored amounts remitted to the Company. Interest on the outstanding balance is calculated at two (2%) percent above Prime Rate. At no time will the rate be lower than five and one quarter (5.25%) percent per annum. As of December 31, 2025, and December 31, 2024, the outstanding balance was $97,776 and $49,257 respectively.

The Loan Agreement calls for a security interest in the assets of the Company such as Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing.

The Company also agreed to certain fees such as loan fees, late reporting fees, lockbox fees, documentation fees, maintenance fees and an exit fee.

Line of Credit Agreement

On August 6, 2022, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) with two of its executive officers (collectively the “Lenders”). The Line of Credit Agreement provides for advances as needed up to a maximum of $500,000 for working capital. The amount outstanding on the Line of Credit Agreement shall be due and payable on the earlier to occur of (a) event of default or (b) the effective date the Company lists on a public stock exchange or one year from the execution date. The Line of Credit Agreement is supported by issuance of a Promissory Note to the Lenders for any amounts advanced thereunder.

Events of default under the terms of the agreement include nonpayment of principal or interest, when due, subject to a five (5) day cure period; voluntary or involuntary bankruptcy or receivership or declaration of insolvency; misrepresentation in the Line of Credit Agreement or documentation; material defaults under any term of the Line of Credit Agreement which has been noticed and remains uncured for thirty (30) days.

On August 1, 2023, Med-X and the Lenders agreed to an Amendment to the Line of Credit Agreement such that Maturity shall be the earlier of (a) the effective date the Company lists on a public stock exchange or (b) on demand upon thirty (30) days written notice by the Lenders. As of December 31, 2025 and December 31, 2024, the Company has drawn $499,617 against the Line of Credit Agreement and incurred interest expenses of $42,909 and $47,240, for the years ended December 31, 2025 and 2024, respectively. Included in accounts payable as of December 31, 2025 and as of December 31, 2024 are interest payable of $5,805 and $5,717, respectively.

Corporate Information

We were formed in February 2014 in Nevada.  Our subsidiaries consist of Pacific Shore Holdings, Inc., a Delaware corporation, and Pacific Shore Holdings, Inc., a California corporation. Our executive offices are located at 8236 Remmet Avenue, Canoga Park, California 91304 and our telephone number is (818) 349-2870. Our website address is www.MEDX-RX.com.   Information contained on, or accessible through, our website is not a part of this Annual Report on Form 1-K.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this report. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this report.

Overview

The Company operates through its principal operating subsidiary, Pacific Shore Holdings, Inc., and is engaged in the development, commercialization, and distribution of consumer and commercial products, including its Nature-Cide® botanical pest control product line and its Thermal-Aid® thermal therapy product line. The Company also operates the MJT Network®, a digital media platform that generates advertising revenue, although such revenues have historically been immaterial.

The Company’s revenues are derived primarily from the sale of Nature-Cide® and Thermal-Aid® products through a combination of third-party distributors and direct-to-consumer channels, including e-commerce platforms and online marketplaces. The Company’s distribution model is concentrated among a limited number of large distributors, which has historically resulted in a concentration of revenue among a small number of customers. The Company also relies on a limited number of suppliers for key raw materials and production inputs.

For the year ended December 31, 2025, the Company experienced revenue growth compared to the prior year, driven primarily by increased sales of its Nature-Cide® and Thermal-Aid® product lines and expanded distribution activity.

The Company continues to focus on expanding its distribution footprint, including both domestic and international markets, while maintaining its presence in e-commerce and direct-to-consumer channels.

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The Company’s operations continue to require external financing to support working capital needs, product development, and expansion activities. During the years ended December 31, 2025 and 2024, the Company raised capital through a combination of private placements, Regulation CF offerings, and a Regulation A+ offering. The Company has also issued shares of common stock for services, which has impacted its capital structure and stockholders’ equity. The Company expects that it will need to continue to obtain additional financing. There can be no assurance that such financing will be available on acceptable terms, or at all.

The Company’s results of operations are influenced by several factors, including product demand, distributor relationships, pricing, cost of goods sold (including raw material costs), and the ability to scale operations efficiently. In addition, the Company continues to invest in research and development activities, including product testing and evaluation efforts, particularly with respect to expanding applications for its Nature-Cide® product line.

The Company anticipates that its operating results will continue to be affected by its ability to expand distribution, manage supplier relationships, control costs, and access additional capital to support its growth initiatives. There can be no assurance that the Company will be successful in achieving these objectives.

Results of Operations

Restatement of 2024 Financial Statements

During 2025, our new independent registered public accounting firm, Cherry Bekaert LLP, identified certain items requiring correction in our previously reported fiscal year 2024 financial statements. As a result, our fiscal year 2024 financial statements have been restated. The restatement resulted in an increase to property and equipment, net, of $137,726, with a corresponding adjustment to accumulated deficit, resulting in a decrease in net loss from $(9,820,266) to $(9,791,441) for the year ended December 31, 2024. All comparative figures presented herein for fiscal year 2024 reflect the restated amounts.

The following summarizes the results of our operations for the years ended December 31, 2025 and December 31, 2024.

	For Twelve Months Ended December 31
	2025	2024 (Restated)	$ Change
Net revenues	$1,987,181	$1,730,284	$256,887
Cost of Goods Sold	$1,617,394	$1,429,200	$(188,194)
Gross profit/(loss)	$369,787	$301,084	$68,703
Operating Expenses
General and Administrative	$5,985,420	$9,095,738	(3,110,318)
Sales and Marketing	$1,291,272	$970,193	321,079
Total Operating Expenses	$7,726,692	$10,065,931	$(2,339,239)
Loss from operations	$(6,906,905)	$(9,764,847)	$(2,857,942)
Interest Expense & Gain on asset sale	$53,468	$26,594	$26,874)
Net loss	$(6,960,373)	$(9,791.441)	$(2,831,068)

For the Years Ended December 31, 2025 and December 31, 2024

Revenue. Revenue for the fiscal year ended December 31, 2025 was $1,987,181 compared to $1,730,284 for the fiscal year ended December 31, 2024. The increase in revenue of $256,897 is attributable mainly due to higher Nature-Cide growth of $152,920, higher Thermal-Aid growth of $113,439 offset by a slight decrease of Malibu Brands of $9,462. Costs of goods sold were $1,617,394 and $1,429,200, respectively in the years ended December 31, 2025 and 2024. The increase to costs of goods sold is in direct correlation to the increase in revenues.

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As of December 31, 2025, the Company’s trade accounts receivable was $128,344 from 59 customers. For the year ended December 31, 2025, the Company received 31% of its revenue from two customers; specifically 12% from Target Specialty Products and 19% from Veseris.

As of December 31, 2024, the Company’s trade accounts receivable was $83,157 from 59 customers. For the year ended December 31, 2024, the Company received 29% of its revenue from two customers: specifically, 16% from Target Specialty Products and 13% from Veseris.

Supplier Concentrations. As of December 31, 2025, and 2024, the Company made purchases from 2 major suppliers that accounted for 80% and 76% of the cost of goods, respectively.

Operating Expenses. Operating expenses for the year ended December 31, 2025 were $7,276,692 as compared to $10,065,931 for the year ended December 31, 2024. The decrease of $2,789,239 in operating expenses is attributable to a significant decrease in costs associated with consulting fees of $3,187,714 paid through issuance of shares, offset by increase in travel expense of $93,979, costs associated with an increase in product testing and certification of  $98,586 and other operating expenses.

Other Income/(Expense) . Other income in each of the years ended December 31, 2025 and 2024 was limited to interest expense of $53,468 and $26,594, respectively.

Net Loss. Net loss for the year ended December 31, 2025, was $6,960,373 compared to $9,791,441 for the year ended December 31, 2024. This decrease in net loss is due to a substantial decrease in costs paid to consultants in the form of shares issued for services, as well as increased travel expenses, costs associated with an increase in product testing and certification in addition to other operating expense increases. Currently operating costs exceed revenue due to revenue growing at a slower pace than anticipated. We cannot assure when or if revenue will exceed operating costs. Operating expenses for the years ended December 31, 2025, and 2024 include non-cash compensation expenses in the form of shares issued for consulting fees valued at $2,328,438 and $5,516,152, respectively.

Liquidity and Capital Resources

We had cash and equivalents of $270 079 and $198,185 at December 31, 2025 and 2024, respectively, the increase in cash balance at year end is primarily related to an increase cash raised under our offerings by the sale of common stock. We raised proceeds of $5,171,730 and $4,691,001 from the sale of common stock in the years ended December 31, 2025, and 2024, respectively. We had a working capital deficit of $496,247 and $870,754, respectively at December 31, 2025 and 2024. The decrease to working capital deficit is related to an increase in cash proceeds from offerings of our common stock and an increase to both inventory and prepaid expenses including amounts held in escrow as a result of our offerings and advances to suppliers.

During the year ended December 31, 2025, we used $5,123,527 cash for operating activities. During the year ended December 31, 2024, we used $4,578,716 cash for operating activities. A portion of the funds was used to pay general and administrative costs, inventory acquisitions, professional fees and sales and marketing activities. Noncash operating activities included compensation expenses in the form of shares issued for consulting fees valued at $2,328,438 and $5,511,528, respectively, as well as depreciation and amortization expenses and stock-based compensation with respect to amortization of issued stock options.

Cash provided by financing activities during the year ended December 31, 2025 was $5,204,111. Of this amount, $5,171,730 was related to the issuance of shares of common stock from our offerings, and borrowings under our line of credit of $48,519. Cash provided by financing activities during the year ended December 31, 2024, was $4,711,154. Of this amount, $4,691,001 was related to the issuance of shares of common stock from our offerings, repayment of principal on debt was $8,420, repayments to a related party line of credit were $49 and repayments towards a line of credit were $28,622. Since our inception, our capital needs have primarily been funded from net proceeds from private placements and other equity offerings.

We will have additional capital requirements during the remainder of 2025 and into 2026. We do not expect to be able to satisfy our cash requirements through sales of the Nature-Cide and Thermal-Aid product lines as well as digital media advertising, and therefore we will attempt to raise additional capital through the sale of our common stock. Should we be successful, we believe that the proceeds from a future offering may be sufficient to fund our operations for at least the next 18 months.

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In recent years, the Company has engaged certain investors and industry professionals to provide consulting and advisory services to support various aspects of its operations. In certain instances, these consultants have been compensated with shares of the Company’s common stock in lieu of cash in order to conserve the Company’s cash resources. Several of these consultants continue to provide advisory support to management on an ongoing basis.

Examples of such advisory relationships include Mary Kay Wilson, who also serves as a member of the Company’s Board of Directors and has assisted the Company in developing relationships and recognition in connection with mosquito control initiatives, including engagement with mosquito control districts and related agencies in Hawaii and other jurisdictions. Management believes these efforts have contributed to increased interest in the Company’s Nature-Cide® products among mosquito and vector control districts in certain regions, including Florida, where Nature-Cide products are being evaluated for potential use as adulticide, larvicide and barrier treatments. The Company is also in the preliminary stages of evaluating whether certain Nature-Cide products may be eligible for review by international organizations such as the World Health Organization as botanical pest control solutions; however, no assurance can be provided that any such recognition or approval will be obtained.

Another consultant, David Knutdson, has provided advisory support relating to the potential use of drone technology in the application of Nature-Cide products. Through these efforts, the Company has explored relationships with technology and drone service providers, including a relationship with Frontier Precision relating to potential drone applications within the pest control sector.

Additional consultants and advisors include Ted Kennedy, who has experience in finance, accounting and operational systems; Dr. Brent Johnson, who has assisted with product testing and development relating to the Thermal-Aid® product line; Eileen Rose and Daniel Robinson, who have provided introductions within the construction and development industry relating to potential termite treatment applications for new construction projects; and Lawrence Schmidt, who has provided advisory input regarding aviation and technology matters. Other consulting shareholders and advisors include Duane Stensrud, Thomas Camera, David Dahn, Robert Digess, Scott Winn and Firas Abdeliawad, each of whom maintains an advisory relationship with the Company’s founder and Chief Executive Officer, Matthew Mills, and may from time to time provide informal advice on business matters.

Other ongoing consulting shareholders include, Duane Stensrud, Thomas Camera, David Dahn, Robert Digess, Scott Winn and Firas Abdeliawad have a personal advisory relationship with the Med-X founder and CEO Matthew Mills, who calls on them frequently for advice on business matters and personal mentorship.

We will have additional capital requirements during the remainder of 2025 and 2026. We do not expect to be able to satisfy our cash requirements through sales of the Nature-Cide and Thermal-Aid product lines as well as digital media advertising, and therefore we will attempt to raise additional capital through the sale of our common stock, including through an offering of securities on Form 1-A, as well as private placements from accredited investors. We believe that the proceeds of the proposed and current Offerings may be sufficient to fund our operations for at least the next 18 months.

Going Concern

The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net operating loss of $6,960,373, an operating cash outflow of $5,123,527 and liquid assets in cash of $270,079, which are less than a year worth of cash reserves as of December 31, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying unaudited consolidated financial statements do not include any adjustments that might result from these uncertainties.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

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Revenue Recognition

The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. In determining when and how revenue is to be recognized from contracts with customers, the Company performs the following five step analysis laid under Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers: (1) identification of contract with customers, (2) determination of performance obligations, (3) measurement of the transaction price, (4) allocation of transaction price to the performance obligations, and (5) recognition of revenue when or as the Company satisfies each performance obligation.

The Company generates revenues from selling its products to customers and distributors using (i) the Amazon eCommerce portal; (ii) its owned and operated eCommerce website; (iii) third party distributors; and (iv) on occasion, direct to end user. The Company considers its performance obligations satisfied upon shipment of the purchased products to the customer with respect to sales processed by third party fulfilment centers and delivery of the product for sales made to distributors or direct to end user. Returns of products from customer purchases using the Amazon resale portal are refunded by Amazon to the customer and products are returned to the Company’s warehouse inventory with no restocking fees incurred by the customer. The Company evaluates returns from customers purchasing products using its eCommerce site on a case-by- case basis and generally will issue a replacement product in the limited cases of product returns. Returns by distributors or direct to end user customers are also reviewed on a case-by-case basis for product replacement if the Company determines it is warranted. The Company has no policy requiring cash refunds. Revenue also includes immaterial advertising sales from our online media platform.

Segment Information

Operating segments are comprised of the components of an entity in which separate information is available for evaluation by the Company’s chief operating decision maker, or group of decision makers, in determining how to allocate resources in evaluating performance. The Company is organized primarily by product line and has determined it has a single operating segment which includes online sales via our managed ecommerce site, distributor sales and reseller sales via Amazon, of a like line of products, which have an intertwined production and distribution model and are distributed from one operating location. The Company derives immaterial revenue from advertising sales from our online media platform “MJT Network®”.

The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The accounting policies for our product lines include revenue recognition applicable to both wholesale and retail (on-line) product sales and revenue is recognized in full at the time of the transfer of goods. The CODM evaluates the performance of the single operating segment based on the Company’s net income (loss) as reported in the Statements of Operations and allocates resources based on consumer demand for product lines, expected marketing costs to engage consumers and underlying costs of products sold. The Company’s segment assets, including inventory and intangible assets, are reported on the Balance Sheets.

The CODM reviews performance based on gross profit, operating profit, and net earnings. Operating profit is reviewed to monitor the operating and administrative expenses of the Company. Profitability is important to the Company’s ability to grow and expand operations and strategic initiatives. Accordingly, the CODM considers operating expenses, and other income (expenses) of our single operating segment as reported on the statement of operations and considers our current and total assets as recorded on the balance sheet. There are no additional expenses or asset information that are supplemental to those disclosed in these consolidated financial statements that are regularly provided to the CODM.

Stock Based Compensation Expense

The Company accounts for stock-based compensation to both employees and non-employees in accordance with ASC 718, Compensation - Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. Stock issued to third-party consultants is recorded at the estimated grant date fair value of the underlying common stock.

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Item 3. Directors and Officers

Executive Officers and Directors of Med-X

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this prospectus. Our Board is currently comprised of eight members, who are elected annually to serve for one year or until their successor is duly elected and qualified, or until their earlier resignation or removal. Executive officers serve at the discretion of the Board and are appointed by the Board.

Name	Position	Age	Term of Office

Dr. David E. Toomey	Chief Science Officer	61	Inception to Present (1)

Matthew A. Mills	Chairman of the Board and Chief Executive Officer	61	Inception to Present (1)

Ronald J. Tchorzewski	Director and Chief Financial Officer	75	Inception to Present (1)

Jennifer J. Mills	Director, President and Corporate Secretary	55	Inception to Present (1)

Nick Phillips	Chief Media Officer	43	September 19, 2019 to Present

Mary Kay Wilson(2)	Director	68	July 18 to Present(1)

Dr. Allan Kurtz(2)	Director	68	April 15, 2015 to Present(1)

Fred Dashiell, Jr. (2)	Director	84	July 1, 2018 to Present(1)

Michael Kuntz(2)	Director	62	October 29, 2021 to Present(1)

__________

(1)

This person serves in the indicated position until the person resigns or is removed or replaced by a duly authorized action of the Board or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in February 2014, or since the date indicated, if not since inception.

(2)	This person is an independent director of the Company.

David E. Toomey, D.O., A.C.O.F.P., has served as our Chief Science Officer since our inception. Dr. Toomey was a member of our board of directors from our inception until October 21, 2021. From our inception in February 2014 until October 2021, Dr. Toomey was the Company’s Chief Executive Officer. In October 2021, Dr. Toomey resigned as our Chief Executive Officer and became the Company’s Chief Science Officer. He has been the Executive Vice President and a Director of Pacific Shore Holdings, Inc. since its inception in December 2007. Dr. Toomey is a board-certified family physician specializing in family medicine, geriatric care, and hospice and palliative care for more than twenty years. He has served on the Physician Consultant Board of several Fortune 500 insurance companies, where he was responsible for developing physician practice guidelines. He has participated in numerous phase 3 and 4 study protocols for several multi-national pharmaceutical companies. Dr. Toomey is currently the President of TDP Enterprises, LLC. Medical Group, a position he has held for the last 15 years. Dr. Toomey is a Medical Director for several hospice and palliative care organizations, a position he has held for the last 8 years. He continues to actively practice clinical medicine and works for Med-X in a part time capacity 15 to 20 hours weekly. Dr. Toomey attended Saint Joseph’s University in Philadelphia, Pennsylvania and graduated in 1991 from the Philadelphia College of Osteopathic Medicine.

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Matthew A. Mills has been our Chairman of the Board, President and Chief Operating Officer since our inception in February 2014 through October 2021. In October 2021, he resigned as President and Chief Operating Officer and became our Chief Executive Officer. He is also the Chairman, Chief Executive Officer, and President of Pacific Shore, positions he has held since January 2008. From July 2001 to June 2003, Mr. Mills was the Chief Operating Officer of Bidz.com Inc., an online auction company (“Bidz”). He began working for Bidz in 1998 where his responsibilities included operations, banking, marketing, Investor relations, public relations, and business development. In January 2002, Mr. Mills was promoted to the position of Investor Relations Director of Bidz. From March 2001 to January 2002, Mr. Mills was the Vice President of Marketing for Bidz and was responsible for managing all areas of marketing for Bidz. From December 1995 to August 1998, Mr. Mills was a regional manager for Ford Motor Company in Los Angeles, California, where he was responsible for financing documentation, customer service and returned vehicle processing. From November 1993 to November 1995, he owned and operated Imports Plus, a private company that imported floral products from Mexico to Los Angeles, California. From June 1987 to September 1993, Mr. Mills was a wholesale auction manager for Sports Cars West Ltd. located in Reseda and Oceanside, California. Mr. Mills attended the University of Arizona from January 1983 until June 1986, where he concentrated in Psychology and Economics. We believe that Mr. Mills is qualified to serve as a member of the Board because of his extensive business background.

Ronald J. Tchorzewski has been one of our Director and our Chief Financial Officer since our inception in February 2014. He is also the Chief Financial Officer of Pacific Shore, a position he has held since June 2010. Mr. Tchorzewski has over 35 years of experience in financial accounting and reporting. He is currently the owner of CFO Consultancy in Escondido, California. Founded by Mr. Tchorzewski in 2009, CFO Consultancy is an independent consulting service providing chief financial officer level support, including business plan development, capital raising advice, and day-to-day accounting services to start-up and developmental stage companies. Mr Tchorzewski is consulting on his off duty time from the Company. From 2008 to 2009, Mr. Tchorzewski was the chief financial officer and corporate controller of TV Magic, Inc., a full service technology company encompassing all aspects of systems design, engineering, procurement of equipment and materials, installation, testing, and maintenance of broadcast quality television, and audio visual installations located in San Diego, California. From 2005 to 2008, he was the chief financial officer and corporate controller of Framemax, Inc., a light gauge steel prefabricated panelized wall systems manufacturer and installer located in Poway, California. From 2003 to 2005, he was the chief financial officer and corporate controller of Skyriver Communications, Inc., a high-speed wireless broadband internet access and Wi-Fi solution provider located in San Diego, California. From 1999 to 2001 he was chief financial officer for Internet Appliance and iPolicy Networks which were startups in the Internet space. From 1996 to 1999 he was chief financial officer for SoloPoint, a consumer telephonic device company which was a publicly traded company. From 1993 to 1996 he was chief financial officer for ULTRADATA Corporation, a financial services software company which he managed through an IPO. From 1987 to 1993 he was Vice President and Corporate Controller for Cadence Design Systems, a public company which is a world leader in Electronic Design Automation software. Mr. Tchorzewski holds a master’s degree in business administration (finance) and a Bachelor of Science degree in business administration (accounting) from Seton Hall University. We believe that Mr. Tchorzewski is qualified to serve as a member of our Board because of his background in finance and accounting.

Jennifer J. Mills has been one of our Directors and our Executive Vice President and Corporate Secretary since our inception in February 2014 and a director and Corporate Secretary of Pacific Shore since January 2011. In October 2021, she was appointed President of the Company. From September 1993 to November 2000, Mrs. Mills worked for McNutt & Taylor, CPAs as a bookkeeper. Her duties included handling accounts payable, accounts receivable, and payroll, reconciling financial and bank statements, preparing month-to-date, quarter-to-date, and year-to-date financial reports, and corresponding with clientele. From June 1992 to September 1993, Mrs. Mills was a member of the accounting department for South Pacific Rehab Services (“SPRS”) in Encino, California. Her responsibilities at SPRS included assisting the Vice President, handling accounts payable, accounts receivable, and payroll and corresponding with therapists and rehab facilities. From March 1990 to June 1992, Mrs. Mills was the office manager of Park Place Management, where she was in charge of all rental agreements, accounts payable, accounts receivable, and payroll. Mrs. Mills received her bachelor’s degree in liberal studies with an emphasis in mathematics from California State University, Northridge in 1994. We believe that Ms. Mills is qualified to serve as a member of our Board because of her accounting background and knowledge of the Company.

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Nick Phillips has been our Chief Media Officer since September 19, 2019. In 2010, Mr. Phillips became the Digital Marketing Director of Pacific Shore, and in 2015, our Vice President of Business Development. Before working for Pacific Shore, Mr. Phillips started a boutique digital marketing agency called Bloczone that managed local and corporate business digital marketing efforts. From 2005 to 2009, Mr. Phillips worked in Hollywood at GMT Studios and Raleigh Studios. It was there that he worked on numerous film, television, and commercial productions. Nick holds a bachelor’s degree in English from Michigan State University.

Dr. Allan Kurtz has been one of our directors since April 15, 2015 and a director of Pacific Shore since January 2011. Dr. Kurtz is board certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz received his medicine doctor degree from the College of Health Sciences in Des Moines, Iowa in 1980 and completed a rotating internship and an internal residency at Botsford General Hospital in Farmington Hills, Michigan in 1984. Since 1986, Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long time member of the American Osteopathic College of Internal Medicine. We believe that Dr. Kurtz is qualified to serve as a member of our Board of because of his background in medicine.

Mary Kay Wilson has been one of our directors since July 18, 2025. Mrs. Wilson is currently Owner/Principal Broker of Claremont Realty Group, LLC since 2008. Within the first two years of ownership, Mrs. Wilson had doubled the annual sales of the company and had quadrupled those numbers within 5 years. Her duties are head of marketing, visionary planning, client relations for longevity and inventory control. Mrs. Wilson speaks publicly to educate, inform and direct other real estate brokers in the Portland Metro Area. From 1987-1995 she owned a custom embroidery business. From 1979-1987 she was the Head of Emergency Room Services at Rochelle Community Hospital as a Registered Nurse delivering patient centered care in a high-paced environment. We believe that Mrs. Wilson is qualified to serve as a member of our board because of her extensive experience in business management, strategic planning, and leadership across diverse industries, including healthcare, entrepreneurship, and real estate.

Fred Dashiell, Jr. has been a director of Pacific Shore since June 2011. Mr. Dashiell has been an adjunct professor at Chapman University in Orange, California since 2010 and a visiting scholar at the University of California at Los Angeles in Los Angeles, California since 2007. From 2000 to 2009, he was a senior computer scientist at MindBox, Inc., a software technology company located in Greenbrae, California. From 1995 to 2000, Mr. Dashiell was a computer scientist at Brightware, Inc., an artificial intelligence company located in Novato, California. From 1984 to 1995, Mr. Dashiell worked and consulted for Inference Corporation, a software technology company. From 1981 to 1984, he was a principal member of the technical staff of Citicorp, Transaction Technology, Inc. From 1977 to 1981, Mr. Dashiell was a senior research scientist with R and D Associates. From 1975 to 1977, Mr. Dashiell was a Bateman research Instructor in mathematics at the California Institute of Technology. From 1973 to 1975, he was an adjunct assistant professor in mathematics at the University of California at Los Angeles in Los Angeles, California. Mr. Dashiell received a Bachelor of Science degree in physics from the University of North Carolina at Chapel Hill in 1963 and a Ph.D. in mathematics from the University of California at Berkeley in 1973. We believe that Mr. Dashiell is qualified to serve as a member of our board because of his extensive experience in mathematics, computer science, artificial intelligence, and technology research, as well as his academic and teaching background.

Michael J Kuntz. has been one of our directors since October 29, 2021. Mr. Kuntz is currently Managing Director of Young America Capital, a boutique investment bank focused exclusively on middle- market growth companies, a position that he has held since 2016. For the last 32 years, he has worked exclusively with middle market and start-up growth companies, both as an investment banker and as Chief Financial Officer/Chief Operating Officer. From 1989-1999, he worked at Pacific Growth Equities, Ferris, Baker Watts and Pennsylvania Merchant Group where he raised over $1.2 billion for companies in the technology, healthcare, medical devices and consumer products industries. From 1999-2005, he worked on the operational side as CFO/COO for 2 start-up technology companies, CyberAction, a developer of digital collectable cards and Wet Electrics/Cyberaction a developer of video integration software targeted at the theatrical community. In 2000, he founded Cirrus Digital, a broadband deliver company focused on providing internet protocol based cable television services over legacy copper wire infrastructure. In 2006, he joined ROGO Capital, as Head of Investment Banking. He received his MBA from the Fuqua School of Business at Duke University and is B.S. in finance. We believe that Mr. Kuntz is qualified to serve as a member of our Board because of his executive and management experience.

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Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, except as set forth below, none of our directors, executive officers (including those of our subsidiaries), promoters or control persons have:

•	had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•

been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•

been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; and

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company was previously subject to a temporary suspension from the SEC and Cease and Desist orders from two state agencies.

On November 3, 2015, we were declared qualified by the SEC for our proposed crowdfunding offering of common stock under the revised SEC Regulation A+ rules. After amending the proposed crowdfunding offering, we were requalified by the SEC in February 2016 and then launched our Regulation A+ offering. While conducting this offering, we have been subject to the SEC reporting requirements under these regulations. We miscalculated our initial requirements for filing an annual Form 1-K report based on this 2016 requalification date and not the original date. On September 2, 2016, we received notice from the SEC that we had failed to meet the Form 1-K deadline of April 30, 2016. On the next business day, September 6, 2016, we notified the SEC of the mistake and that we would get the report filed as fast as possible which we anticipated to be two to three weeks, as the SEC estimates that the preparation of a Form 1-K reports require approximately 600 hours to complete. We filed the Form 1-K report on September 19, 2016. Unfortunately, the SEC had issued a temporary suspension order on September 16, 2016, which we did not receive until after our 1-K filing. As such, we then terminated the offering and requested that the SEC lift the temporary suspension.

Despite filing the report, the SEC decided not to lift the temporary suspension and instead pursued an administrative proceeding to make the suspension of our Regulation A+ offering permanent due to (i) the late filing and (ii) the fact that shares were sold pursuant to the qualified offering during the period when the filing was delinquent. We opposed the SEC’s request for a permanent suspension and sought to vacate the temporary order via an administrative proceeding before an SEC Administrative Law Judge Jason S. Patil. Hearings on the matter were held on January 10, 2017 and January 25, 2017 and a post-hearing briefing was submitted thereafter. On May 8, 2017, Judge Patil found in favor of Med-X, granting Med-X’s request to vacate the temporary order and denying the SEC’s request for a permanent suspension. The SEC declined to appeal the decision and thereafter issued an order, dated August 24, 2017, declaring Judge Patil’s Decision final and effective.

Since five years have passed since the violation and there is no pending or active case, we are no longer subject to any further enforcement action for this inadvertent failure to timely file the Form 1-K. While we terminated our Reg A offering in August 2022, we must still abide by the SEC Regulation A+ filing rules. This past inadvertent failure to timely file a Form 1-K may be taken into account in any potential future actions alleging violations of SEC rules.

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In addition to SEC regulations, while selling our common stock we are also subject to the rules and regulations of state agencies which regulate sales of securities in their states. In the past, our company, officers and a subsidiary have been notified of alleged state securities violations as described in detail below.

Settlement Agreement with the California Department of Business Oversight

In May 2017, the Company was verbally informed by the DBO that a former employee of the Company, Arthur Avanesov, had been the subject of a Desist and Refrain Order by the DBO in July 2010 (the “Order”). We had no knowledge of the Order when we hired him on April 1, 2015. Thus, the Company did not have knowledge of Mr. Avanesov’s past hearing decision or final order.

Initially, the DBO requested that we consent to an order covering the omission of Mr. Avanesov’s Order in our disclosure documents. We declined because we did not believe it was legally required (he was not an officer or director), we were unaware of the Order, and we could demonstrate reasonable care in conducting our due diligence of Mr. Avanesov. We also refused to consent to any adverse order by the DBO because we did not want to risk triggering SEC disqualification from the exemptions under Regulation A+ or Regulation D for being deemed a “bad actor” pursuant to Rules 262 and 506 under these regulations.

The Company and the DBO continued to discuss the merits of the matter. The DBO eventually indicated it was not their intent to trigger any “bad actor” disqualification, and that litigating the matter would be time-consuming, costly and uncertain given the facts we had presented. No formal case or complaint was ever filed. Instead, on September 4, 2017, a voluntary settlement agreement (the “Settlement Agreement”) was entered into by the Company, its officers and directors and the DBO, avoiding any order being issued by the DBO. In the Settlement Agreement, the Company agreed not to violate Section 25401 of the California Corporations Code, which governs disclosures in selling securities within California. The Settlement Agreement became effective on September 6, 2017 when it was signed by the DBO Commissioner.

Administrative Order and Settlement with State Securities Commissions

On August 7, 2013, the California Department of Business Oversight (the “DBO”) issued a Desist and Refrain Order (the “DBO Order”) against Pacific Shore and Mr. Mills. The DBO Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship. Respondents believe that this DBO Order stems from the same call as the Pennsylvania Summary Order which was rescinded. The DBO Order stated that the respondents were to desist and refrain from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In September 2013 Pacific Shore and Mills filed for a hearing to appeal the DBO Order. In October 2013 Pacific Shores filed a new 506(c) offering enabled through the Jobs Act, which now permits such offering participants to generally solicit without a pre-existing relationship. As such, as a matter of law, Pacific Shore had come into compliance with the Order. Consequently, the DBO and respondents moved to drop the appeal hearing and removed the matter from the administrative court calendar as no further enforcement or defense was necessary.

Board Leadership Structure and Role in Risk Oversight

The Board, as a unified body and through its committee participation, will organize the execution of its monitoring and oversight roles and currently expects the Chairman to organize those functions. For now, the CEO and Chairman roles are held by Mathew Mills. In the future the roles may be separated and be held by two individuals. Our primary rationale for separating these positions in the future of Chairman and CEO is the recognition of the time commitments and activities required to function effectively as the Chairman and as the CEO of a company with a relatively flat management structure. The separation of roles could permit the Board to recruit senior executives into the CEO position with skills and experience that meet the Board’s planning for the position, some of which such individuals may not have extensive public company board experience.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for ensuring that the risk management processes designed and implemented by management will be effective.

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The Board believes that establishing the right “tone at the top” and that full and open communication between executive management and the Board are essential for effective risk management and oversight. Our CEO communicates frequently with members of the Board to discuss strategy and challenges facing our company. Each quarter, the Board will receive presentations from senior management on matters involving our key areas of operations.

Director Independence

Our Board currently consists of seven directors. Mary Kay Wilson, Dr. Kurtz and Fred Dashiell, Jr., and Michael Kuntz are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our Board in the future, to serve on our planned committees.

Audit Committee

Effective October 29, 2021, we have a separately designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s responsibilities include, among other things: (i) selecting and retaining an independent registered public accounting firm to act as our independent auditors, setting the compensation for our independent auditors, overseeing the work done by our independent auditors and terminating our independent auditors, if necessary, (ii) periodically evaluating the qualifications, performance and independence of our independent auditors, (iii) pre-approving all auditing and permitted non-audit services to be provided by our independent auditors, (iv) reviewing with management and our independent auditors our annual audited financial statements and our quarterly reports prior to filing such reports with the SEC including the results of our independent auditors’ review of our quarterly financial statements, and (v) reviewing with management and our independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee to be adopted effective as of the effective date of a registration statement on Form S-1 filed with the Securities and Exchange Commission.

The Audit Committee consists of three members: the chairman and financial expert of the Audit Committee and two independent directors. Under the applicable rules and regulations of Nasdaq, each member of must be considered independent in accordance with Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act. The Board has determined that each of the members is “independent” as that term is defined under applicable Nasdaq and SEC rules.

Compensation Committee

Effective October 29, 2021, we have a separately designated compensation committee (the “Compensation Committee”). The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of our directors and executive officers. The Compensation Committee has responsibility for, among other things, (i) recommending to the Board for approval the overall compensation philosophy for our company and periodically reviewing the overall compensation philosophy for all employees to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking, (ii) reviewing annually and making recommendations to the Board for approval, as necessary or appropriate, with respect to our compensation plans, (iii) based on an annual review, determining and approving, or at the discretion of the Compensation Committee, recommending to the Board for determination and approval, the compensation and other terms of employment of each of our officers, (iv) reviewing and making recommendations to the Board with respect to the compensation of directors, (v) overseeing our regulatory compliance with respect to compensation matters, (vi) reviewing and discussing with management, prior to the filing of our annual proxy statement or annual report, our disclosure relating to executive compensation. The Compensation Committee has the power to form one or more subcommittees, each of which may take such actions as may be delegated by the Compensation Committee.

The charter of the Compensation Committee will grant the Compensation Committee authority to select, retain, compensate, oversee and terminate any compensation consultant to be used to assist in the evaluation of director, chief executive officer, officer and our other compensation and benefit plans and to approve the compensation consultant’s fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any internal or external legal, accounting or other advisors and consultants retained by the Compensation Committee. The Compensation Committee may also select or retain advice and assistance from an internal or external legal, accounting or other advisor as the Compensation Committee determines to be necessary or advisable in connection with the discharge of its duties and responsibilities and will have the direct responsibility to appoint, compensate and oversee any such advisor. The charter of the Compensation Committee to be adopted effective as of the effective date of a registration statement on Form S-1 filed with the Securities and Exchange Commission.

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The Compensation Committee consists of two independent members. The Board has determined that all of the members are “independent” under Nasdaq Listing Rule 5602(a)(2) and applicable SEC rules.

Corporate Governance/Nominating Committee

Effective October 29, 2021 we have, a corporate governance/nominating committee (the “Governance/Nominating Committee”), which has responsibility for assisting the Board in, among other things, (i) effecting Board organization, membership and function, including identifying qualified board nominees, (ii) effecting the organization, membership and function of the committees of the Board, including the composition of the committees of the Board and recommending qualified candidates for the committees of the Board, (iii) evaluating and providing successor planning for the chief executive officer and our other executive officers, (iv) identifying and evaluating candidates for director in accordance with certain general and specific criteria, (v) developing and recommending to the Board Corporate Governance Guidelines and any changes thereto, setting forth the corporate governance principles applicable to us, and overseeing compliance with the our Corporate Governance Guidelines, and (vi) reviewing potential conflicts of interest involving directors and determining whether such directors may vote on issues as to which there may be a conflict. The Governance/Nominating Committee is responsible for identifying and evaluating candidates for director. Potential nominees are identified by the Board based on the criteria, skills and qualifications that are deemed appropriate by the Governance/Nominating Committee. The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including high character and integrity, an inquiring mind and vision, willingness to ask hard questions, ability to work well with others, freedom from conflicts of interest, willingness to devote sufficient time to the Company’s affairs, diligence in fulfilling his or her responsibilities and the capacity and desire to represent the best interests of the Company and our stockholders as a whole and not primarily a special interest group or constituency. While our nominating criteria does not prescribe specific diversity standards, the Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, difference in viewpoints and skills, and personal qualities that will result in a well-rounded Board. The charter of the Governance/Nominating Committee to be adopted effective as of the effective date of a registration statement on Form S-1 filed with the Securities and Exchange Commission.

The Governance/Nominating Committee consists of two members: Michael Kuntz (chairperson of the committee) and Fred Dashiell. The Board has determined that all of the members are “independent” under Nasdaq Listing Rule 5605(a)(2) and applicable SEC rules.

Code of Business Conduct and Ethics

Upon the effective date of a proposed registration statement on Form S-1 filed with the Securities and Exchange Commission we intend to adopt a formal Code of Business Conduct and Ethics applicable to all Board members, officers and employees. Our Code of Business Conduct and Ethics will be found on our website medx-rx.com when available. We intend to disclose any future amendments to our Code of Business Conduct and Ethics, or any waivers of such code, on our website or in public filings. As of the date of this report the Code of Business Conduct and Ethics has not yet been adopted.

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EXECUTIVE COMPENSATION

Summary Compensation Table

During the Company’s fiscal years ended December 31, 2025, and 2024, we paid the following aggregate salaries to our current executive officers:

Name and Principal Position	Year	Salary(1) ($)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($)	Stock Awards ($)	Total ($)

Dr. David Toomey,	2025	-	-	-	-	0
Chief Science Officer	2024	-	-	-	-	0

Matthew A. Mills,	2025	375,000	24,706	-	-	399,706
Chief Executive Officer	2024	375,000	12,416	-	-	387,416

Ronald J. Tchorzewski	2025	187,500	-	-	-	187,500
Chief Financial Officer	2024	225,000	-	-	-	225,000

Jennifer J. Mills,	2025	190,000	-	-	-	190,000
President and Corporate Security	2024	190,000	-	-	-	190,000

Nick Phillips	2025	194,000	-	-	-	194,000
Chief Media Officer	2024	190,000	-	-	-	190,000

Dr. Allan Kuntz	2025	-	-	-	-	0
Director	2024	-	-	-	-	0

Dr. Morton I. Hyson	2025	-	-	-	-	0
Director	2024	-	-	-	-	0

Fred Dashiell	2025	-	-	-	-	0
Director	2024	-	-	-	-	0

Michael Kuntz	2025	-	-	-	-	0
Director	2024	-	-	-	-	0

(1)	The figures in the above table include compensation paid in 2025 and 2024

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date.

Stock Option Plan

On January 2, 2026, the Company adopted its 2026 Stock Incentive Plan (the “Plan”). The Plan allows the Company to offer an option or a share purchase right to an employee, director, consultant or a member of the Board. Under the Plan, the maximum number of shares that may be issued will not exceed 10,000,000. The term of the option will not exceed 10 years from the date of grant. As of December 31, 2025 and 2024, there are no stock options outstanding. Options granted January 2, 2026 were a total of 2,665,000. The exercise price of the stock options is $3.30 per share for 900,000 and $3.00 per share for 1,765,000.

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The fair market value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period:

(1)	Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2)	Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3)	Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4)	Fair value of the ordinary shares - When estimating the fair value of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

On December 31, 2025, the Company’s Board of Directors, with stockholder approval, approved the termination of the 2016 Stock Incentive Plan and concurrently canceled all outstanding options under the Plan.

A summary of the Company’s stock option activity and related information is as follows:

	Number of Awards	Weighted Average Exercise	Weighted Average Contractual Life
Outstanding at December 31, 2023	247,813	$10.08	2.76
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2024	247,813	$10.08	1.76
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	(247,813)	-	-
Outstanding at December 31, 2025	-	$-	-
Exercisable Options at December 31, 2025	-	$-	-

Stock compensation expense for the years ended December 31, 2025 and 2024, was $6,036 and $7,248, respectively.

The aggregate intrinsic value of the options as of December 31, 2025 and December 31, 2024 was $0.

Director Compensation

We currently do not pay our directors any compensation for their services as Board members. Upon completion of a future offering, we plan to pay our non-employee directors $100 per Board meeting attended in person or telephonically. In addition, we plan to compensate members of the Board committees as follows: (i) each member of the audit committee will receive $100 per meeting, (ii) each member of the compensation committee will receive $100 per meeting and (iii) each member of the compensation and governance committee will receive $100 per meeting.

Amendment of Certificate of Incorporation and Bylaws

Under the Nevada law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Nevada law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

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Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2026:

•	each of our directors and the named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership is based on 24,945,955 shares of common stock outstanding as of April 10, 2026 plus the voting power of the outstanding Series A Preferred Stock owned by our Chairman, and Chief Executive Officer as of April 10, 2026, and vested stock options. Unless otherwise noted below, the address of each person listed on the table is c/o Med-X, Inc., 8236 Remmet Avenue, Canoga Park, California 91304.

Name of Beneficial Owner	Voting Shares of Common Stock Beneficially Owned		Shares of Series A Preferred Stock	Percentage of Voting Shares of Common Stock
Matthew Mills, Chairman, and Chief Executive Officer	821,876	(1)(3)	10,000	54.6	(1)%
Ronald Tchorzewski, Chief Financial Officer and Director	1,312,500	(4)	-	2.6%
Jennifer Mills, President, Corporate Secretary and Director	800,000	(2)(3)	-	*
Dr. David Toomey, Chief Science Officer (5)	351,012		-	*
Nick Phillips, Chief Media Officer (9)	150,000		-	*
Dr. Allan Kurtz, Director (6)	103,750		-	*
Mary Kay Wilson (7)	1,000,001		-	3.2%
Fred Dashiell, Jr., Director (8)	14,688		-	*
Michael Kuntz, Director (10)	10,000		-	8

All directors and executive officers as a group (ten persons)	4,563,827		10,000

 ________

*	Indicates beneficial ownership of less than 1%.
(1)

Includes 821,876 shares of common stock. These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws. Does not include 25,963,333 shares of Series A Preferred Stock, which are not convertible into common stock, but have voting rights equal to fifty-one percent (51%) of the total vote with respect to any matter submitted for a vote of the shareholders of the Company. See “Description of Securities—Preferred Stock”.

(2)	Jennifer Mills is the wife of Matthew Mills and may be deemed to be beneficial owner of the shares of common stock owned by him.
(3)	Includes vested stock options to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $3.30 per share, exercisable until January 1, 2036
(4)	Includes vested stock options to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $3.00 per share, exercisable until January 1, 2036
(5)	Includes vested stock options to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $3.00 per share, exercisable until January 1, 2036
(6)	Includes vested stock options to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $3.00 per share, exercisable until January 1, 2036
(7)	Includes stock options granted January 2, 2026 to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $3.00 per share which vest upon 1st Anniversary of Grant.
(8)	Includes vested stock options to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $3.00 per share, exercisable until January 1, 2036.
(9)	Includes vested stock options to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share, exercisable until January 1, 2036.
(10)	Includes vested stock options to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $3.00 per share, exercisable until January 1, 2036.

30

Item 5. Interest of Management and Others in Certain Transactions

Policies for Approval of Related Party Transactions

Historically, transactions with directors, officers, and holders of more than 5% of the Company’s voting securities have been reviewed by the Board of Directors. The material facts as to the related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such a transaction, and the transaction is not considered approved by our Board unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Related Person Transaction Policy

The Company has not historically maintained a formal written policy governing the approval of related party transactions. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year-end for our last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

31

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

 The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Related Party Transactions

Line of Credit- Related Party

On August 6, 2022, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) providing for advances as needed up to a maximum of $500,000 for working capital with two of its executive officers, Matthew Mills and Jennifer Mills. (ref: Note 7)

As of both December 31, 2025 and December 31, 2024, the Company has drawn $499,617, respectively against the Line of Credit Agreement and incurred interest expenses of $42,909 and $47,240, for the years ended December 31, 2025 and 2024, respectively. Included in accounts payable as of December 31, 2025 and as of December 31, 2024 are interest payable of $5,805 and $5,717, respectively.

License Agreement

The Company’s subsidiary, PSH, has an exclusive royalty-free worldwide master license from Matthew Mills, our CEO and one of the founders of the Company to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by PSH or its insolvency. Upon the closing of the Merger on April 16, 2018, a Nature-Cide sublicense agreement between PSH, as sub licensor, and the Company, as sublicensee, was merged and terminated. Accordingly, PSH can sell Nature-Cide directly to all potential customers for the product throughout the world.

In June 2012 the Company’s subsidiary, PSH, entered into a licensing agreement with Dr, Morton I Hyson, MD, PC, a director of the Company, dba Hyson Medical Products whereunder PSH was granted an exclusive license to utilize patents for certain branded products in consideration of a fee of 5% of the net sales of associated PSH branded products thirty days after each calendar quarter for five (5) years from commencement of sales, or the term of the agreement, whichever is longer. The agreement carried an initial term of five (5) years and is automatically extended thereafter for additional 12-month terms unless either party notifies the other party of the termination of the agreement, with at least six (6) months prior written notice. During the year ended December 31, 2025, we have paid to Dr. Hyson aggregate royalties of $26,863 (2024- $26,302) and have accrued royalties of $124 (2024 - $491) as of December 31, 2025. The patents  (1) Device and Method for Treatment of Headache - 5,700,238 ( Expired December 23, 2017), (2) Medicated Wrap - 6,313,370 (Expired November 6, 2021), and (3) Medicated Wrap - 7,186,260 (Expired March 6, 2022 )have all since expired and we are using the technology and case study covered by these patents to market additional private label consumer products under our brand to address headache pain relief, both migraine and tension.

32

Item 6. Other Information

Recent Sales of Unregistered Securities

On April 15, 2024 the Company’s Board of Directors approved a 1 for 16 Reverse Split of the Company’s common stock. The Reverse Split was effective April 16, 2024 and has been retroactively applied to the share and per share data included herein.

Shares issued from December 31, 2025 through April 10, 2026.

On March 5, 2026 the Company issued 125,000 shares to a consultant in order to retire a liability for unissued shares accrued on the Company's balance sheets at December 31, 2025 in the amount of $375,000.

Between January 1, 2026 and 10, 2026, the Company sold 186,224 shares of common stock at $4.00 per share in its Tier 2 Reg A+ Offering with net proceeds of $554,077.

Between January 1, 2026 and April 24, 2026, the Company sold 939,419 shares of common stock at $3.00 per share in its private placement with net proceeds of $2,321,666.

Shares issued during the year ended December 31, 2025

During the year ended December 31, 2025, the Company sold 937,250 shares of common stock at $2.00 per share under a private placement offering memorandum. The Company also sold 1,206,328 shares of common stock at $3.00 per share under the terms of a private placement. The Company received total proceeds of $3,215,865, net of offering costs.

In May 2024 the Company launched a Regulation CF Crowdfunding, offering shares of common stock at $3.00 per share. During the year ended December 31, 2025, the Company issued 285,347 shares of common stock under this offering and received proceeds of $532,538, net of offering costs. On April 15, 2025, the Company filed a Form C-U indicating that the Company had terminated its Regulation CF Offering as of April 4, 2025.

During the year ended December 31, 2025, the Company issued 384,301 shares of common stock at $4.00 per share in its Tier 2 Reg A+ Offering and received proceeds of $1,423,327, net of offering costs.

During the year ended December 31,2025, the Company also issued 641,000 shares of common stock for consulting services valued at $1,923,000 or $3.00 per share.

During the year ended December 31,2025, the Company agreed to issue 125,000 shares of common stock for consulting services valued at $375,000 or $3.00 per share (based on the prevailing market price of our common stock at the time of grant), which shares were issued subsequent to December 31, 2025 (ref: Note 17).  As of December 31, 2025, the liability is reflected on the Company’s balance sheets as “Liability for unissued shares”.

Shares issued during the year ended December 31, 2024

During the year ended December 31, 2024, the Company sold 1,177,501 shares of common stock at $1.60 per share under a private placement offering memorandum. The Company also sold 1,874,875 shares of common stock at $2.00 per share under the terms of a private placement. The Company received total proceeds of $4,494,428, net of offering costs.

In May 2024 the Company launched a Regulation CF Crowdfunding, offering shares of common stock at $3.00 per share. During the year ended December 31, 2024, the Company issued 276,310 shares of common stock under this offering and received proceeds of $196,573, net of offering costs.

During the year ended December 31, 2024, the Company also issued 1,415,000 shares of common stock for consulting services valued at $2,264,000 or $1.60 per share, 1,535,250 shares for consulting services valued at $3,070,500 or $2.00 per share, and a total of 88,514 for services rendered in respect to a financial advisory and investment banking agreement valued at $2.00 per share or $177,028.

33

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred shares at a par value of $0.001. As of December 31, 2025 and December 31, 2024, 10,000 shares of preferred stock have been issued and are outstanding, which have been designated as Series A Super Voting Preferred Stock.  The Series A Super Voting Preferred Stock has nominal economic rights (i.e. no conversion right, no dividend rights and no liquidation preference) but do confer Matthew Mills 51% voting control of the Company. The Preferred Stock also has redemption rights, in which the shares of the Preferred Stock shall be automatically, and without any required action by the Company or the holders thereof, redeemed by the Company at their par value on the first to occur of the following trigger events: (i) on the date Matthew Mills ceases, for any reason, to serve as officer, director or consultant of the Company, or (ii) on the date that the Company’s shares of common stock first trade on any national securities exchange, provided, however, that (a) the listing rules of any such exchange prohibit preferential voting rights of a class of the Company, or (b) listing on any such national securities exchange is conditioned upon the elimination of the preferential voting rights of the Series A Preferred Stock set forth in our Certificate of Designation. For the sake of clarity, the only rights designated to the series A super voting Preferred Stock are voting rights.

Other Events

On March 6, 2024, the Company entered into an agreement with Dealmaker to act as the Lead selling Agent for the Company’s Regulation A offering (the “DealMaker Agreement”). In connection with the DealMaker Agreement, the Company has agreed to pay DealMaker an advance of $32,500 (which shall be an advance against accountable expenses and will be refunded to the extent not actually incurred); a $10,000 monthly account management fee; and 6.5% cash fees from all proceeds.

On July 26, 2024 the Company entered into an Advisory Agreement with Maxim Group to provide general financial advisory and investment banking services to the Company. Upon execution of the agreement the Company issued 88,514 shares of common stock to Maxim Group LLC. The agreement includes provisions for additional payments in cash and shares upon the provision of certain additional services and the Company completing certain milestone achievements.

On June 28, 2025 Dr. Morton Hyson resigned as a Board of Director Member effective immediately for personal reasons. Mr. Hyson’s resignation was not a result of any disagreements with the Company or its operations. Effective July 18, 2025 Mrs. Mary Kay Wilson was appointed as a Board of Director Member filling the seat previously held by Dr. Morton Hyson.

On August 29, 2025, the Company entered into an agreement with Delbrook Digital Ltd., a foreign broker-dealer based in Canada doing business as Bad Twin Capital (together with any subsidiaries, affiliates, successors and assigns, “Bad Twin Capital”), along with its US partner, Marco Polo Securities, Inc., a registered US broker-dealer and member FINRA/ SIPC (together with its subsidiaries and affiliates, “Marco Polo”), pursuant to which Bad Twin Capital and Marco Polo (together, the “Bad Twin Capital Team”) shall act as financial advisers to the Company. Under the terms of the agreement the Company paid Bad Twin a $20,000 retainer and agrees to certain additional success fees and reimbursements in the event a transaction as contemplated by the agreement is concluded.

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Item 7. Financial Statements

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Med-X, Inc.

Canoga Park, California

 Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Med-X, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2025.

Tampa, Florida

March 23, 2026

F-2

MED-X, INC. Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
		(Restated)
ASSETS
Current Assets:
Cash & Cash Equivalents	$270,079	$198,185
Accounts Receivable, net	128,344	83,157
Inventory	960,506	615,914
Prepaids and Other Current Assets	208,654	301,351
Total Current Assets	1,567,583	1,198,607

Property and Equipment, net	141,569	158,939
Right-of-Use Operating Lease Asset	1,883,195	220,321
Intangible Assets	1,904	3,704
Security Deposit	54,624	54,624
Total Assets	$3,648,875	$1,636,195

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$670,817	$815,795
Line of Credit	97,776	49,257
Line of Credit Agreement, related party	499,617	499,617
Liability for unissued shares	375,000	-
Current Portion of debt	17,602	16,138
Current Portion of Lease Liability	317,520	282,293
Total Current Liabilities	1,978,332	1,663,100

Debt, net of current portion	77,259	94,861
Lease liability, net of current portion	1,574,657	-
Total Liabilities	3,630,248	1,757,961

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock: $0.001 par value, 300,000,000 shares authorized. 23,937,044 and 20,482,818 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	23,937	20,483
Preferred Stock: 5,000,000 authorized, $0.001 par value; Series A Preferred Stock: 10,000 shares authorized, issued and outstanding	10	10
Additional Paid in Capital	47,715,548	40,618,236
Accumulated Deficit	(47,720,868)	(40,760,495)
Total Stockholders’ Equity (Deficit)	18,627	(121,766)
Total Liabilities and Stockholders’ Equity (Deficit)	$3,648,875	$1,636,195

See accompanying notes to audited consolidated financial statements.

F-3

MED-X, INC.
Consolidated Statements of Operations

For Years Ended December 31,	2025	2024
		(Restated)
Net Revenue	$1,987,181	$1,730,284
Cost of Goods Sold	1,617,394	1,429,200
Gross Profit	369,787	301,084

Operating Expenses:
General and Administrative	5,985,420	9,095,738
Sales and Marketing	1,291,272	970,193
Total Operating Expenses	7,276,692	10,065,931

Operating Loss	(6,906,905)	(9,764,847)

(Gain) on disposal of assets	-	(30,000)
Interest Expense	53,468	56,594
Loss Before Provision for Income Taxes	(6,960,373)	(9,791,441)
Provision/(Benefit) for income taxes	-	-
Net Loss	$(6,960,373)	$(9,791,441)

Net (loss) per Share – basic and diluted	$(0.31)	$(0.57)

Weighted Average Shares Outstanding – basic and diluted	22,325,983	17,267,663

See accompanying notes to audited consolidated financial statements.

F-4

MED-X, INC. Consolidated Statements of Changes in Stockholders’ (Deficit)

					Additional		Total Stockholders'
	Common Stock		Preferred Shares		Paid In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance - December 31, 2023	14,115,368	$14,115	10,000	$10	$30,414,827	$(30,969,054)	$(540,102)
Stock options, stock-based compensation	-	-	-	-	7,248	-	7,248
Shares issued for Consulting Services	3,038,764	3,039	-	-	5,508,489	-	5,511,528
Issuance of Common Stock for Cash, net of offering costs	3,328,686	3,329	-	-	4,687,672	-	4,691,001
Net Loss (Restated)	-	-	-	-	-	(9,791,441)	(9,791,441)
Balance - December 31, 2024 (Restated)	20,482,818	20,483	10,000	10	40,618,236	(40,760,495)	(121,766)
Stock options, stock-based compensation	-	-	-	-	6,036	-	6,036
Shares issued for Consulting Services	641,000	641	-	-	1,922,359	-	1,923,000
Issuance of Common Stock for Cash, net of offering costs	2,813,226	2,813	-	-	5,168,917	-	5,171,730
Net Loss	-	-	-	-	-	(6,960,373)	(6,960,373)
Balance – December 31, 2025	23,937,044	$23,937	10,000	$10	$47,715,548	$(47,720,868)	$18,627

See accompanying notes to audited consolidated financial statements.

F-5

MED-X, INC.
Consolidated Statements of Cash Flows

For Years Ended December 31,	2025	2024
		(Restated)
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(6,960,373)	$(9,791,441)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) on sale of assets	-	(30,000)
Depreciation Expense and amortization expenses	27,860	22,136
Non-cash Lease accounting adjustments	(52,990)	(37,983)
Consulting Expense, settled through stock issuance	1,923,000	5,511,528
Consulting Expense, to be settled in stock	375,000	-
Stock-Based Compensation Expense	6,036	7,248
Changes in operating assets and liabilities:
Accounts Receivable, net	(45,187)	(33,052)
Inventory	(344,592)	(79,673)
Prepaids and Other Current Assets	92,697	(221,061)
Accounts Payable	(144,978)	73,582
Net Cash Used in Operating Activities	(5,123,527)	(4,578,716)

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sale of Property and Equipment	-	30,000
Purchases of Property and Equipment	(8,690)	(30,000)
Net Cash Used In Investing Activities	(8,690)	-

CASH FLOW FROM FINANCING ACTIVITIES
Common Stock Issued for Cash, net of offering costs	5,171,730	4,691,001
(Repayment) on debt	(16,138)	(8,420)
Borrowings/ (Repayment) - Line of Credit	48,519	28,622
Borrowing / (Repayment) - Line of Credit Agreement, related party	-	(49)
Net Cash Provided by Financing Activities	5,204,111	4,711,154

Net Change in Cash and Cash Equivalents	71,894	132,438
Cash—Beginning of the Year	198,185	65,747
Cash—End of the Year	$270,079	$198,185

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$55,792	$51,524
Cash paid for operating lease liabilities	$417,635	$372,728

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Vehicle purchased through issuance of debt	$-	$117,320
Change in right of use asset and lease liability due to lease amendment	$1,978,252	$-

See accompanying notes to audited consolidated financial statements.

F-6

MED-X, INC. Consolidated Notes to Financial Statements For Years Ended December 31, 2025 and 2024

1. NATURE OF OPERATIONS

Med-X, Inc. (“Med-X”) was incorporated on February 24, 2014, in the state of Nevada. Med-X has a wholly-owned subsidiary, Pacific Shore Holdings, Inc. (“PSH”), which was established on August 12, 1981, in the state of Delaware. Med-X acquired this subsidiary through a merger in April of 2018. The consolidated financial statements of Med-X and PSH (which collectively may be referred to as the “Company”, “we”, “us”, or “our”), are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Canoga Park, California.

Med-X and PSH developed a series of natural “green” branded products under our product names: Nature-Cide®, Thermal-Aid®, and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, turf, janitorial, hospitality, transportation and agriculture, and the cannabis and hemp cultivation and products industries. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national and international distribution outlets positioned around the United States (US).

Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed to treat a variety of ailments and while we are marketing certain formats of these products, other formulations are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes Cannabis media content to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and publishes a daily news video through social and news applications. As these core businesses evolve, we will seek to develop and monetize techniques for the recognition and extraction of Cannabis compounds for the medical industry, and a cost-effective pharmacy automation system for the pharmaceutical and cannabis industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The accounting policies conform to U.S. GAAP.

Basis of Consolidation

The Company’s audited consolidated financial statements include the accounts of Med-X Inc., and its wholly owned subsidiary, Pacific Shore Holdings, Inc., over which the Company exercises control. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidation financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information

Operating segments are comprised of the components of an entity in which separate information is available for evaluation by the Company’s chief operating decision maker, or group of decision makers, in determining how to allocate resources in evaluating performance. The Company is organized primarily by product line and has determined it has a single operating segment which includes online sales via our managed ecommerce site, distributor sales and reseller sales via Amazon, of a like line of products, which have an intertwined production and distribution model and are distributed from one operating location. The Company derives immaterial revenue from advertising sales from our online media platform “MJT Network®”.

F-7

The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The accounting policies for our product lines include revenue recognition applicable to both wholesale and retail (on-line) product sales and revenue is recognized in full at the time of the transfer of goods.  The CODM evaluates the performance of the single operating segment based on the Company’s net income (loss) as reported in the Statements of Operations and allocates resources based on consumer demand for product lines, expected marketing costs to engage consumers and underlying costs of products sold. The Company’s segment assets, including inventory and intangible assets, are reported on the Balance Sheets.

The CODM reviews performance based on gross profit, operating profit, and net earnings. Operating profit is reviewed to monitor the operating and administrative expenses of the Company. Profitability is important to the Company’s ability to grow and expand operations and strategic initiatives. Accordingly, the CODM considers operating expenses, and other income (expenses) of our single operating segment as reported on the statement of operations and considers our current and total assets as recorded on the balance sheet. There are no additional expenses or asset information that are supplemental to those disclosed in these consolidated financial statements that are regularly provided to the CODM.

Going Concern

The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net operating loss of $6,960,373, an operating cash outflow of $5,123,527 and liquid assets in cash of $270,079, which are less than a year worth of cash reserves as of December 31, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying unaudited consolidated financial statements do not include any adjustments that might result from these uncertainties.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2025 and December 31, 2024, the Company’s cash and cash equivalents did not exceed FDIC insured limits.

Accounts Receivable and Allowance for Expected Credit Loss

Accounts receivable are carried net of an allowance for expected credit losses. The allowance for expected credit losses is increased by a provision charged to expense and reduced by accounts charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential account losses based on management’s evaluation of the anticipated impact on the balance of current economic conditions, changes in character and size of the balance, past and expected future loss experience and other pertinent factors.

As of December 31, 2025 and 2024, management determined the allowance for credit losses was de minimis.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or net realizable value. Inventories are periodically evaluated to identify obsolete or otherwise impaired products and are written off when management determines usage is not probable. The Company estimates the balance of excess and obsolete inventory by analyzing inventory by age using last used and original purchase date and existing sales pipeline for which the inventory could be used.

F-8

Intangible Assets

Intangible assets with finite lives, such as trademark & copyrights, are amortized on a straight-line basis over their estimated useful lives. The useful life of the trademark is estimated to be 15 years.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Buildings & improvements	Lease term
Furniture & equipment	3 years
Software	5 years
Vehicles	Lease term or 5 years

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset. The Company did not recognize any impairment loss for the years ended December 31, 2025 and 2024.

Concentration of Credit Risk

Customer Concentrations

During the year ended December 31, 2025, the Company earned 31% of gross revenue from two customers and during the year ended December 31, 2024, the Company earned 29% of gross revenue from two customers.

Supplier Concentrations

During the years ended December 31, 2025 and 2024, the Company made purchases from two major suppliers that accounted for 80% and 76% of cost of goods, respectively.

Revenue Recognition

The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. In determining when and how revenue is to be recognized from contracts with customers, the Company performs the following five step analysis laid under Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers: (1) identification of contract with customers, (2) determination of performance obligations, (3) measurement of the transaction price, (4) allocation of transaction price to the performance obligations, and (5) recognition of revenue when or as the Company satisfies each performance obligation.

F-9

The Company generates revenues from selling its products to customers and distributors using (i) the Amazon eCommerce portal; (ii) its owned and operated eCommerce website; (iii) third party distributors; and (iv) on occasion, direct to end user. The Company considers its performance obligations satisfied upon shipment of the purchased products to the customer with respect to sales processed by third party fulfilment centers and delivery of the product for sales made to distributors or direct to end user. Returns of products from customer purchases using the Amazon resale portal are refunded by Amazon to the customer and products are returned to the Company’s warehouse inventory with no restocking fees incurred by the customer. The Company evaluates returns from customers purchasing products using its eCommerce site on a case-by- case basis and generally will issue a replacement product in the limited cases of product returns. Returns by distributors or direct to end user customers are also reviewed on a case-by-case basis for product replacement if the Company determines it is warranted. The Company has no policy requiring cash refunds. Revenue also includes immaterial advertising sales from our online media platform.

Disaggregated Revenues

Total revenues, consisting of disaggregated net sales across each of our product lines for the years ended December 31, 2025 and 2024 is set out below:

Revenue by Product
	December 31,
	2025 $	2025%	2024 $	2024%

Nature-Cide	$982,131	49.4%	$829,211	47.9%
Thermal-Aid	994,847	50.1%	881,408	50.9%
Malibu Brands	10,203	0.5%	19,665	1.2%
TOTAL	$1,987,181	100.0%	$1,730,284	100.0%

The following table reflects disaggregated revenue by sales channel at December 31:

Revenue by Channel
	2025 $	2024 $

Ecommerce/Online	$1,040,930	$1,044,717
Distributors	946,251	685,567
TOTAL	$1,987,181	$1,730,284

Cost of sales

Cost of sales includes actual product cost, shipping to distribution centers and reseller warehouses, labor, cost of warehousing and allocated overheard, which is applied on a per unit basis.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2025 and 2024 amounted to $908,685 and $876,361, respectively, which is included in sales and marketing expenses on the accompanying consolidated statements of operations.

F-10

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock under our Reg CF, Regulation A+ offering and Rule 506(c) private placements have been recorded as contra equity and deducted from the capital raised. Costs associated with the proceeds from an Initial Public Offering (IPO) on Form S-1 are capitalized under prepaid expenses and other current assets until such time as the success or failure of the IPO can be determined, at which time the costs will be recorded as contra equity or expensed. Offering costs include legal, accounting, investment banking, underwriting, printing, and regulatory and filing fees.

Stock-Based Compensation

The Company accounts for stock-based compensation to both employees and non-employees in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. Stock issued to third-party consultants is recorded at the estimated grant date fair value of the common stock, as determined by recent sales to third parties.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, line of credit approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Lease Accounting

The Company leases a facility in Canoga Park, California. The Company determines whether a contract contains a lease at inception by determining if the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately with amounts allocated to the lease and non-lease components based on relative stand-alone prices. However, the Company has made an accounting policy election for real estate leases (facilities) to not separate lease and non-lease components of a contract. For all other underlying classes of assets, the Company separates lease and non-lease components to determine the lease payments.

Right-of-use ("ROU") assets and lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Renewal and termination options are included in the determination of the lease term when it is reasonably certain that these options will be exercised by the Company. Lease assets are amortized over the lease term, unless there is a transfer of title or purchase option reasonably certain of exercise, in which case the asset life is used. Certain of the Company's lease agreements include variable payments. Variable lease payments not dependent on an index or rate primarily consist of common area maintenance charges and are not included in the calculation of the ROU asset and lease liability and are expensed as incurred.  In order to determine the present value of lease payments, the Company uses the rate implicit in the lease when it is readily determinable. As most of the Company’s leases do not provide an implicit rate, management uses the Company’s incremental borrowing rate based on the information available at lease commencement to determine the present value of lease payments (6.75% as of December 31, 2025).

F-11

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Basic and Diluted Net Loss Per Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the unaudited consolidated financial statements are computed in accordance ASC 260- 10 Earnings Per Share, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. During the years ended December 31, 2025 and 2024, there were 265,400 potentially anti-dilutive shares as a result of certain outstanding, exercisable stock options and share purchase warrants.

Income Taxes

The Company is taxed as a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.  The Company’s effective tax rate differs from statutory rates due to an increase in the valuation allowance. A full valuation allowance has been set against its net deferred tax assets as of December 31, 2025 and December 31, 2024.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update require enhanced disclosures about significant expenses on an annual and interim basis for all public entities. The amendments in this update were effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of this new guidance did not have a significant impact on our financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Tax Disclosures, which requires disaggregated information about an entity's income tax rate reconciliation as well as information regarding cash taxes paid both in the United States and foreign jurisdictions. The amendments should be applied prospectively, with retrospective application permitted. The amendments are effective for annual periods beginning after December 15, 2024 with early adoption permitted. The adoption of this new guidance did not have a significant impact on our financial statements.

F-12

Recently Issued Accounting Pronouncements Pending Adoption

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Disaggregation of Income Statement Expenses, to require additional disclosures of certain amounts included in the expense captions presented on the Statement of Operations as well as disclosures about selling expenses. In January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

3. INVENTORY

Inventory consists of the following items as of:

	December 31, 2025	December 31, 2024
Raw Materials	$547,987	$282,956
Finished Goods	412,519	332,958
Total Inventory	$960,506	$615,914

4. DETAILS OF CERTAIN ASSETS AND LIABILITIES

Prepaid and other current assets consist of the following items as of:

	December 31, 2025	December 31, 2024
Advances to Suppliers	$22,500	$165,864
Prepaid Rent	17,963	14,969
Escrow account	150,629	98,158
Other Current Assets	17,562	22,360
Total Prepaids and Other Current Assets	$208,654	$301,351

Accounts payable and accrued liabilities consists of the following items:

	December 31, 2025	December 31, 2024
Accounts Payable	$380,694	476,257
Credit Cards	31,736	92,688
Accrued Employee Compensation	184,362	172,351
Other Payroll Liabilities	74,025	74,499
Total Accounts Payable and Accrued Liabilities	$670,817	$815,795

F-13

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following items as of:

	December 31, 2025	December 31, 2024
Buildings & Improvements	$337,806	$337,806
Furniture & Equipment	328,908	320,218
Software and Website	166,514	166,514
Vehicles	237,184	237,184
Property and Equipment, at cost	1,070,412	1,061,722
Accumulated Depreciation	(928,843)	(902,783)
Property and Equipment, Net	$141,569	$158,939

Depreciation expenses for property and equipment for years ended December 31, 2025, and 2024 were in the amount of $26,060 and $20,336, respectively, and is included in general and administrative expense on the accompanying consolidated statements of operations.

6. INTANGIBLE ASSETS

Intangible assets consist of the following items as of:

	December 31, 2025	December 31, 2024
Trademark	$26,994	$26,994
Intangible assets, at cost	26,994	26,994
Accumulated Amortization	(25,090)	(23,290)
Intangible Assets, net	$1,904	$3,704

Amortization expense for years ended December 31, 2025 and 2024 was in the amount of $1,800 and $1,800, respectively, and is included in general and administrative expense on the accompanying consolidated statements of operations.

7. CREDIT FACILITIES

Line of Credit

The Company entered into a Loan and Security Agreement (the “Loan Agreement”) and a promissory note (the “Note”) with Crestmark Bank. The maximum amount that can be borrowed under the Promissory Note is $1,500,000. The Loan Agreement establishes the collateral and required terms for establishing a factoring of Accounts Receivable. Applicable Accounts Receivable are collected 87% up-front from Crestmark Bank, 13% collected upon customer payment, and deduction of fees by Crestmark Bank are paid as a deduction against factored amounts remitted to the Company. Interest on the outstanding balance is calculated at two (2%) percent above Prime Rate (6.75% as of December 31, 2025). At no time will the rate be lower than five and one quarter (5.25%) percent per annum. The Loan Agreement calls for a security interest in the assets of the Company such as Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing. The Company also agreed to certain fees such as loan fees, late reporting fees, lockbox fees, documentation fees, maintenance fees and an exit fee.

As of December 31, 2025, and December 31, 2024, the outstanding balance was $97,776 and $49,257, respectively.

F-14

Line of Credit- Related Party

On August 6, 2022, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) with two of its executive officers (collectively the “Lenders”). The Line of Credit Agreement provides for advances as needed up to a maximum of $500,000 for working capital. The amount outstanding on the Line of Credit Agreement shall be due and payable on the earlier to occur of (a) event of default or (b) the effective date the Company lists on a public stock exchange or one year from the execution date. The Line of Credit Agreement is supported by issuance of a Promissory Note to the Lenders for any amounts advanced thereunder.

The Promissory Note is a debt obligation and does not include any conversion features. The outstanding balance under the Promissory Note will not convert into shares of the Company’s common stock in connection with the Company’s direct listing or otherwise.

F-15

8. DEBT

In August 2024, the Company entered into a vehicle loan for $117,320. The note accrues interest at a rate of 8.72% per annum and requires 72 equal monthly payments. The first payment will be on August 11, 2024. As of December 31, 2025 and 2024, the principal balance of the promissory note was $94,861 and $110,999, respectively.

Future maturities over the remaining term of the debt is as follows:

2026	$17,602
2027	19,200
2028	20,943
2029	22,844
2030	14,272
94,861
Less: current portion	(17,602)
Long-term portion of debt	$77,259

9. LEASES

The Company conducts its operations from facilities in Canoga Park, California that was initially leased under a five-year lease which expired September 14, 2020. The Company renewed its lease for an additional five-year term which expired October 14, 2025. The Company renewed its lease for an additional five-year term which expires October 14, 2030.The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area. Monthly payments range from $35,926 to $41,913 and contain escalation clauses. Rent expense is generally recognized on a straight-line basis over the lease term under ASC Topic 842.

The weighted average lease term for the Company’s operating leases as of December 31, 2025, and December 31, 2024 was 4.75 years and 0.3 years, respectively.

The weighted average discount rate used for operating leases is 6.75% , based on the Company’s incremental borrowing rate, for the years ended December 31, 2025, and 2024.

Minimum future lease payments under non-cancellable operating leases as of December 31, 2025, are as follows:

For The Year Ended December 31,
2026	$435,598
2027	453,560
2028	471,524
2029	489,486
2030	377,219
2,227,387
Less: Present Value Discount	(335,210)
Total	1,892,177
Less: current portion	(317,520)
Lease liability, net of current portion	$1,574,657

F-16

10. CAPITALIZATION AND EQUITY TRANSACTIONS

Common Stock

On April 15, 2024 the Company’s Board of Directors approved a 1 for 16 Reverse Split of the Company’s common stock. The Reverse Split was effective April 16, 2024 and has been retroactively applied to the share and per share data included herein.

Shares issued during the year ended December 31, 2025

During the year ended December 31, 2025, the Company sold 937,250 shares of common stock at $2.00 per share under a private placement offering memorandum. The Company also sold 1,206,328 shares of common stock at $3.00 per share under the terms of a private placement. The Company received total proceeds of $3,215,865, net of offering costs.

In May 2024 the Company launched a Regulation CF Crowdfunding, offering shares of common stock at $3.00 per share. During the year ended December 31, 2025, the Company issued 285,347 shares of common stock under this offering and received proceeds of $532,538, net of offering costs. On April 15, 2025, the Company filed a Form C-U indicating that the Company had terminated its Regulation CF Offering as of April 4, 2025.

During the year ended December 31, 2025, the Company issued 384,301 shares of common stock at $4.00 per share in its Tier 2 Reg A+ Offering and received proceeds of $1,423,327, net of offering costs.

During the year ended December 31,2025, the Company also issued 641,000 shares of common stock for consulting services valued at $1,923,000 or $3.00 per share.

During the year ended December 31,2025, the Company agreed to issue 125,000 shares of common stock for consulting services valued at $375,000 or $3.00 per share (based on the prevailing market price of our common stock at the time of grant), which shares were issued subsequent to December 31, 2025 (ref: Note 17).  As of December 31, 2025, the liability is reflected on the Company’s balance sheets as “Liability for unissued shares”.

Shares issued during the year ended December 31, 2024

During the year ended December 31, 2024, the Company sold 1,177,501 shares of common stock at $1.60 per share under a private placement offering memorandum. The Company also sold 1,874,875 shares of common stock at $2.00 per share under the terms of a private placement. The Company received total proceeds of $4,494,428, net of offering costs.

In May 2024 the Company launched a Regulation CF Crowdfunding, offering shares of common stock at $3.00 per share. During the year ended December 31, 2024, the Company issued 276,310 shares of common stock under this offering and received proceeds of $196,573, net of offering costs.

During the year ended December 31, 2024, the Company also issued 1,415,000 shares of common stock for consulting services valued at $2,264,000 or $1.60 per share, 1,535,250 shares for consulting services valued at $3,070,500 or $2.00 per share, and a total of 88,514 for services rendered in respect to a financial advisory and investment banking agreement valued at $2.00 per share or $177,028.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred shares at a par value of $0.001. As of December 31, 2025 and December 31, 2024, 10,000 shares of preferred stock have been issued and are outstanding, which have been designated as Series A Super Voting Preferred Stock.  The Series A Super Voting Preferred Stock has nominal economic rights (i.e. no conversion right, no dividend rights and no liquidation preference) but do confer Matthew Mills 51% voting control of the Company. The Preferred Stock also has redemption rights, in which the shares of the Preferred Stock shall be automatically, and without any required action by the Company or the holders thereof, redeemed by the Company at their par value on the first to occur of the following trigger events: (i) on the date Matthew Mills ceases, for any reason, to serve as officer, director or consultant of the Company, or (ii) on the date that the Company’s shares of common stock first trade on any national securities exchange, provided, however, that (a) the listing rules of any such exchange prohibit preferential voting rights of a class of the Company, or (b) listing on any such national securities exchange is conditioned upon the elimination of the preferential voting rights of the Series A Preferred Stock set forth in our Certificate of Designation. For the sake of clarity, the only rights designated to the series A super voting Preferred Stock are voting rights.

F-17

11. SHARE-BASED COMPENSATION

Stock Options

During 2016, the Company adopted the 2016 Stock Incentive Plan (which may be referred to as the “Plan”). The Company reserved 625,000 shares of its Common Stock pursuant to the Plan, which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, consultants, Officers or members of the Board of Directors. The term of the options under the Plan shall not exceed 10 years from the date of grant.

The option exercise price generally may not be less than the underlying stock's fair market value at the date of the grant. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award.

In prior years, the Company has granted time-vested options to purchase shares of common stock with exercise prices ranging from $9.60 - $12.80 on the date of grant by the Board. These options vest ratably over a period of between 2 and 4 years and expire ten years from the date of grant. The fair values of these options were calculated using the Black-Scholes model. This option pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of its peers. The Company applied the simplified method to determine the expected term of stock-based compensation grants.

Management estimated the fair value of common stock based on recent sales to third parties. Forfeitures are recognized as incurred. On December 31, 2025, the Company’s Board of Directors, with stockholder approval, approved the termination of the 2016 Stock Incentive Plan and concurrently canceled all outstanding options under the Plan.  Subsequently, in January 2026 the Company’s Board of Directors approved the 2026 Option Incentive Plan (ref: Note 17 – Subsequent events).

A summary of the Company’s stock option activity and related information is as follows:

	Number of Awards	Weighted Average Exercise	Weighted Average Contractual Life
Outstanding at December 31, 2023	247,813	$10.08	2.76
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2024	247,813	$10.08	1.76
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	(247,813)	-	-
Outstanding at December 31, 2025	-	$-	-
Exercisable Options at December 31, 2025	-	$-	-

Stock compensation expense for the years ended December 31, 2025 and 2024, was $6,036 and $7,248, respectively.

The aggregate intrinsic value of the options as of December 31, 2025 and December 31, 2024 was $0.

F-18

Warrants

A summary of the Company’s warrants activity and related information is as follows:

	Number of Awards	Weighted Average Exercise	Weighted Average Contract Term
Outstanding at December 31, 2023	17,587	$9.60	2.70
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2024	$17,587	$9.60	1.70
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2025	$17,587	$9.60	0.70

The aggregate intrinsic value of the warrants as of December 31, 2025 and 2024 is $0.

12. RELATED PARTY TRANSACTIONS

Line of Credit- Related Party

On August 6, 2022, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) providing for advances as needed up to a maximum of $500,000 for working capital with two of its executive officers, Matthew Mills and Jennifer Mills. (ref: Note 7)

As of both December 31, 2025 and December 31, 2024, the Company has drawn $499,617, respectively against the Line of Credit Agreement and incurred interest expenses of $42,909 and $47,240, for the years ended December 31, 2025 and 2024, respectively. Included in accounts payable as of December 31, 2025 and as of December 31, 2024 are interest payable of $5,805 and $5,717, respectively.

License Agreement

The Company’s subsidiary, PSH, has an exclusive royalty-free worldwide master license from Matthew Mills, our CEO and one of the founders of the Company to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by PSH or its insolvency. Upon the closing of the Merger on April 16, 2018, a Nature-Cide sublicense agreement between PSH, as sub licensor, and the Company, as sublicensee, was merged and terminated. Accordingly, PSH can sell Nature-Cide directly to all potential customers for the product throughout the world.

In June 2012 the Company’s subsidiary, PSH, entered into a licensing agreement with Dr, Morton I Hyson, MD, PC, a director of the Company, dba Hyson Medical Products whereunder PSH was granted an exclusive license to utilize patents for certain branded products in consideration of a fee of 5% of the net sales of associated PSH branded products thirty days after each calendar quarter for five (5) years from commencement of sales, or the term of the agreement, whichever is longer. The agreement carried an initial term of five (5) years and is automatically extended thereafter for additional 12-month terms unless either party notifies the other party of the termination of the agreement, with at least six (6) months prior written notice. During the year ended December 31, 2025, we have paid to Dr. Hyson aggregate royalties of $26,863 (2024- $26,302) and have accrued royalties of $124 (2024 - $491) as of December 31, 2025. The patents  (1) Device and Method for Treatment of Headache - 5,700,238 ( Expired December 23, 2017), (2) Medicated Wrap - 6,313,370 (Expired November 6, 2021), and (3) Medicated Wrap - 7,186,260 (Expired March 6, 2022 )have all since expired and we are using the technology and case study covered by these patents to market additional private label consumer products under our brand to address headache pain relief, both migraine and tension.

F-19

13. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2025, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

14. OTHER EVENTS

On March 6, 2024, the Company entered into an agreement with Dealmaker to act as the Lead selling Agent for the Company’s Regulation A offering (the “DealMaker Agreement”). In connection with the DealMaker Agreement, the Company has agreed to pay DealMaker an advance of $32,500 (which shall be an advance against accountable expenses and will be refunded to the extent not actually incurred); a $10,000 monthly account management fee; and 6.5% cash fees from all proceeds.

On July 26, 2024 the Company entered into an Advisory Agreement with Maxim Group to provide general financial advisory and investment banking services to the Company. Upon execution of the agreement the Company issued 88,514 shares of common stock to Maxim Group LLC. The agreement includes provisions for additional payments in cash and shares upon the provision of certain additional services and the Company completing certain milestone achievements.

On June 28, 2025 Dr. Morton Hyson resigned as a Board of Director Member effective immediately for personal reasons. Effective July 18, 2025 Mrs. Mary Kay Wilson was appointed as a Board of Director Member filling the seat previously held by Dr. Morton Hyson.

On August 29, 2025, the Company entered into an agreement with Delbrook Digital Ltd., a foreign broker-dealer based in Canada doing business as Bad Twin Capital (together with any subsidiaries, affiliates, successors and assigns, “Bad Twin Capital”), along with its US partner, Marco Polo Securities, Inc., a registered US broker-dealer and member FINRA/ SIPC (together with its subsidiaries and affiliates, “Marco Polo”), pursuant to which Bad Twin Capital and Marco Polo (together, the “Bad Twin Capital Team”) shall act as financial advisers to the Company. Under the terms of the agreement the Company paid Bad Twin a $20,000 retainer and agrees to certain additional success fees and reimbursements in the event a transaction as contemplated by the agreement is concluded.

15. RESTATEMENT

In the Company’s previously issued consolidated 2024 financial statements, certain year-end closing adjustments were improperly excluded from the issued consolidated financial statements and certain property and equipment purchase and sale transactions were not recorded. The Company’s management has concluded it is appropriate to restate the Company’s previously issued consolidated financial statements as of and for the year ended December 31, 2024, as previously reported. The following table summarizes the effect of the restatement on each of the effected 2024 financial statement line items:

	As Previously Reported	Restatement Adjustments	As Restated
Property and equipment, net	$21,213	$137,726	$158,939
Accounts payable and accrued liabilities	(725,205)	2,098	(723,107)
Current portion of debt	-	(16,138)	(16,138)
Debt, net of current portion	-	(94,861)	(94,861)

General and administrative	$9,098,734	(2,996)	9,095,738
Interest expenses	52,423	4,171	56,594
(Gain) on disposal of assets	-	(30,000)	(30,000)
Net (loss)	(9,820,266)	(28,825)	(9,791,441)

F-20

16. INCOME TAX

In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update 2023‑09, Income Taxes (Topic 740): Improvements to Tax Disclosures. The standard requires public business entities to provide a tabular reconciliation of the statutory federal income tax rate to the effective income tax rate using specified categories and to disclose income taxes paid, net of refunds, disaggregated by federal, state, and foreign jurisdictions. The Company adopted ASU 2023‑09 effective December 31, 2025 on a prospective basis. Adoption resulted in expanded disclosures but did not affect the amounts reported in the consolidated statements of operations.

Income (loss) before income taxes by geography:

Year ended December 31	Domestic	Foreign
2025	$(6,960,376)	$-
2024	$(9,791,441)	$-

Income tax expense (benefit)

The components of provision for income taxes for all periods presented were as follows

Year ended December 31	Federal	State	Foreign
2025	$-	$-	$-
2024	$-	$-	$-

Rate reconciliation

The following table reconciles the U.S. federal statutory income tax rate to the Company's effective tax rate for each of the years presented. Amounts are presented in dollars and as percentages of pretax income (loss).

Reconciling item	2025 (amount)	2025 (%)	2024 (amount)	2024 (%)
U.S. federal statutory income tax rate (21%)	$(1,461,680)	21.00%	$(2,056,203)	21.00%
State and local taxes, net of federal benefit	(486,085)	6.95%	(683,795)	6.95%
Foreign tax effects	-	-	-	-
Effect of changes in tax laws or rates	-	-	-	-
Effect of cross‑border tax laws	-	-	-	-
Tax credits	-	-	-	-
Nontaxable or nondeductible items	-	-	-	-
Changes in valuation allowances	1,947,765	(27.95%)	2,739,998	(27.95)%
Changes in unrecognized tax benefits	-	-	-	-
Other differences	-	-	-	-
Effective income tax expense (benefit)	$-	0.0%	$-	0.0%

Deferred tax assets and liabilities

The significant components of the deferred tax asset (liability) at December 31, 2025 and 2024 are summarized below. Amounts are in dollars. A full valuation allowance has been recorded against the net deferred tax asset in each period.

Deferred tax asset (liability)	2025	2024
Net operating loss carryforwards	$10,606,430	$8,529,453
Right-of-Use operating lease asset	(526,987)	-
Lease liability	529,500	-
Other temporary differences (1)	-	-
Valuation allowance	$(10,608,943)	$(8,529,453)

(1)Other items comprising timing differences between income tax basis and U.S. GAAP include share-based compensation, depreciation, and amortization. However as of both December 31, 2025 and 2024, the deferred tax balances relating to these items are deemed to be nominal.

F-21

Income taxes paid, net of refunds

The amounts of income taxes paid (net of refunds received) are disaggregated by jurisdiction. Any jurisdiction in which taxes paid equals or exceeds 5 percent of total taxes paid has been disclosed separately when applicable.

Jurisdiction	2025	2024
Federal	$-	$-
State	$-	$-
Foreign	$-	$-

Net operating loss carryforwards

As of December 31, 2025, the Company had federal net operating loss (NOL) carryforwards of approximately $35.2 million and state NOL carryforwards of approximately $35.5 million (2024: $28.6 million each).

The Company has incurred substantial net operating losses, which are subject to limitations under Internal Revenue Code Section 382. Section 382 imposes an annual limit on the amount of taxable income that can be offset by NOLs if the Company undergoes an "ownership change," as defined by the tax code. While a formal Section 382 analysis has not been prepared, the Company believes that the total available NOLs may not be fully utilizable before they expire, including the NOLs acquired in the PSH acquisition in 2018.

Unrecognized tax benefits

The Company recognizes the benefit of tax positions only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authorities. As of December 31, 2025 and 2024, the Company had no unrecognized tax benefits. Accordingly, no interest or penalties were accrued related to uncertain tax positions in 2025 or 2024.

17.  SUBSEQUENT EVENTS

Effective January 2, 2026, the Board of Directors approved the 2026 Option Incentive Plan (the “Plan”) which provides for the grant of up to 10,000,000 shares of common stock. In addition, the Board of Directors approved 1,665,000 options for exercise at $3.00 per share and a term of ten years to be issued to officers, directors, employees and consultants. Of the options granted 830,000 were fully vested on date of grant, 825,000 vested as to 30% on the date of grant with the balance vesting on the second anniversary of grant date  and 10,000 vest in full on the first anniversary of date of grant. Concurrently the Board of Directors approved 1,000,000 fully vested options for exercise at $3.30 per share to be issued to two executive officers with a five-year term.

On March 5, 2026 the Company issued 125,000 shares to a consultant in order to retire a liability for unissued shares accrued on the Company's balance sheets at December 31, 2025 in the amount of $375,000.

On March 17, 2026, the Board of Directors approved the grant of an additional 900,000 fully vested options under the Plan with a term of five years to two executive officers of the Company, for exercise at $3.30 per share.  Concurrently the Board of Directors approved the grant of a further 700,000 options with a term of  ten years to officers of which 500,000 were fully vested on date of grant and the remaining 200,000 options vested as to 30% on the date of grant with the balance vesting on the second anniversary of grant date.

Between January 1, 2026 and March 20, 2026, the Company sold 124,498 shares of common stock at $4.00 per share in its Tier 2 Reg A+ Offering with net proceeds of $315,684.

Between January 1, 2026 and March 20, 2026, the Company sold 887,286 shares of common stock at $3.00 per share in its private placement with net proceeds of $2,321,666.

F-22

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation*
2.2	Certificate of Designation of Series A Preferred Stock*
2.3	Bylaws*
4.1	Subscription Documents*
4.2	Form of Common Stock Certificate of the Registrant*
6.1	License Agreement, dated September 1, 2014, by and between Med-X, Inc., as the Licensee, and Pacific Shore Holdings, Inc. as the Licensor*
6.2	Posting Agreement, dated November 12, 2015, by and between Med-X, Inc. and StartEngine Crowdfunding, Inc., with Warrant attached.*
6.3	Broker-Dealer Services Agreement with FundAmerica Securities, LLC*
6.4	Development, Marketing and Consulting Agreement with M6, dated June 20, 2016*
6.5	Agreement with Monarch Bay Securities, LLC*
6.7	Broker-Dealer Agreement executed March 3, 2021, between Med-X, Inc., and Dalmore Group, LLC*
6.8	Share Purchase Agreement by and among Med-X, Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited*
6.9	Warrant to purchase shares of Med-X, Inc. Common Shares*
6.10	Registration Rights Agreement*
6.11	Med-X, Inc. 2016 Stock Incentive Plan*++
6.12	Agreement of Merger and Plan of Reorganization by and among Med-X Acquisition Corp. and Pacific Shore Holdings, Inc. and Matthew Mills*
6.13	Lease between S&R Properties, Corp. and Pacific Shore Holdings, Inc. dated August 1, 2015*
6.14	Amendment to Lease with S&R Properties dated July 21, 2020*
6.15	Loan and Security Agreement between Crestmark Bank and Pacific Shore Holdings, Inc. dated November 27, 2012*
6.16	Security Agreement Crestmark Bank and Pacific Shore Holdings, Inc.*
6.17	Promissory Note issued to Crestmark Bank dated November 27, 2021*
6.18	License Agreement between Matthew Mills and Pacific Shore Holdings, Inc. dated July 1, 2012*
6.19	Licensing Agreement between Dr. Morton I. Hyson, M.D., PC. D.b.a. Hyson Medical Products and Pacific Shore Holdings, Inc. dated June 22, 2012*
6.20	License Agreement between Matthew Mills and Pacific Shore Holdings, Inc. dated January 15, 2010*
6.21	Line of Credit Agreement between Matthew Mills, Jennifer Mills, and Med-X, Inc., dated August 6, 2022*
6.22	Engagement letter between the Company and RF Lafferty & Co., Inc.*
6.23	Amendment to Line of Credit Agreement with Matthew Mills, Jennifer Mills and Med-X, Inc. dated September 28, 2023*
6.24	Agreement for the Purchase and Sale of Capital Stock between Med-X Inc and Joseph Winograde *
6.25	Convertible Promissory Note between Med-X Inc and Joseph Winograde *
6.26	Purchaser’s Rights Agreement between Med-X Inc and Joseph Winograde *
6.27	Amendment to the Agreement for the Purchase and Sale of Capital Stock, dated December 13, 2023, between Med-X, Inc. and Joseph Winograde*
6.28	Purchaser’s Rights Agreement, dated September 15, 2023*
6.29	Distribution Agreement, dated September 25, 2023, between Med-X, Inc. and Ensystex Australasia Pty Ltd*
6.30	Form of Warrant Agency Agreement*
6.31	Amendment No. 1 to Agreement for the Purchase and Sale of Capital Stock between Med-X Inc and Joseph Winograde*
6.32	Amendment No. 1 to the Convertible Promissory Note between Med-X Inc. and Joseph Winograde *
6.33	Engagement Agreement with Delbrook Digital Ltd., doing business as Bad Twin Capital *
8.1	Escrow Services Agreement with FundAmerica Securities, LLC*
11.1	Consent of Independent Registered Public Accounting Firm**

*  previously filed

** filed herewith

++ Indicates a management contract or compensatory plan.

35

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on April 24, 2026.

Med-X, Inc.

By:	/s/ Matthew Mills
Name:	Matthew Mills
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Mills	Chief Executive Officer of Med-X, Inc.	April 24, 2026
Matthew Mills	(Principal Executive Officer)

/s/ Ronald J. Tchorzewski	Chief Financial Officer of Med-X, Inc.	April 24, 2026
Ronald J. Tchorzewski	(Principal Financial Officer and Principal Accounting Officer)

36